UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
NCI BUILDING SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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January [ • ], 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Friday, February 19, 2010, at the NCI Conference Center located at 7313 Fairview, Houston, Texas. At this meeting you will be asked to:

(1) Proposal 1:  Elect the three (3) Class II directors named in the accompanying proxy statement to serve until the 2013 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

(2) Proposal 2:  Approve the amendment and restatement of the 2003 Long-Term Stock Incentive Plan;

(3) Proposal 3:  Approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the common stock of the Company;

(4) Proposal 4:  Approve certain other amendments to the Company’s Restated Certificate of Incorporation;

(5) Proposal 5:  Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

(6) Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting of Stockholders. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,

Norman C. Chambers
Chairman of the Board, President
and Chief Executive Officer

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 19, 2010

The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at the NCI Conference Center located at 7313 Fairview, Houston, Texas, on Friday, February 19, 2010, at 10:00 a.m. The Annual Meeting of Stockholders will be held for the following purposes:

1. Proposal 1:  The election of the three (3) Class II directors named in the accompanying proxy statement to serve until the 2013 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

2. Proposal 2:  Approval of the amendment and restatement of the 2003 Long-Term Stock Incentive Plan;

3. Proposal 3:  Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the common stock of the Company;

4. Proposal 4:  Approval of certain other amendments to the Company’s Restated Certificate of Incorporation;

5. Proposal 5:  Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

6. The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 4, 2010 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order of the Board of Directors,

Todd R. Moore
Executive Vice President, General Counsel
and Secretary

Important Notice Regarding the Availability of
Proxy Materials for the Annual Stockholder Meeting to be Held February 19, 2010

The proxy statement and annual report to shareholders are available at www.ncilp.com/proxy.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 19, 2010

ii

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 19, 2010

This proxy statement is furnished to stockholders of NCI Building Systems, Inc. (“NCI,” the “Company,” “we,” and “us”) in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held Friday, February 19, 2010. Your proxy in the form enclosed will be voted at the meeting if properly executed by you, returned to us and not revoked by you before the Annual Meeting. If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Your attendance at the Annual Meeting will not constitute automatic revocation of your proxy. If you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January [ • ], 2010.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify in your proxy, your proxy will be voted (1) FOR Proposal 1, the election as directors of the nominees listed under “Election of Directors”; (2) FOR Proposal 2, the approval of the amendment and restatement of our 2003 Long-Term Stock Incentive Plan; (3) FOR Proposal 3, the amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the common stock of the Company, par value $0.01 (the “Common Stock”); (4) FOR Proposal 4A; (5) FOR Proposal 4B; (6) FOR Proposal 4C; (7) FOR Proposal 4D; (8) FOR Proposal 4E; (9) FOR Proposal 4F; (10) FOR Proposal 4G; (11); FOR Proposal 5, the ratification of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year scheduled to end on October 31, 2010 (“Fiscal 2010”); and (12) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting. Our board of directors is not currently aware of any other such matter or business.

PERSONS MAKING THE SOLICITATION

Our board of directors is soliciting the accompanying proxy. We will bear the entire cost of soliciting proxies and no other person or persons will bear those costs either directly or indirectly. We hired Morrow & Co., LLC to assist in the solicitation of proxies from stockholders at a fee of approximately $22,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by our directors, officers and employees, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Stock.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Amendments to Certificate of Incorporation

Affiliates of certain of our directors have an interest in Proposal 3, which would amend our Certificate of Incorporation to effect a reverse stock split of the Common Stock of the Company. James G. Berges, Nathan K.

Sleeper and Jonathan L. Zrebiec are directors of the Company and employees of Clayton, Dubilier & Rice, LLC (“CD&R, LLC”), a private equity fund that is the manager and an affiliate of Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. (together, the “Investors”). The Investors own 250,000 shares of a class of convertible preferred stock, par value $1.00 per share, of the Company, designated the Series B Cumulative Convertible Participating Preferred Stock (the “Preferred Stock” and shares thereof the “Preferred Shares”). As of December 8, 2009, the Preferred Shares are fully convertible into 196,109,194 shares of Common Stock, but there are only 100,000,000 shares of Common Stock authorized under our Restated Certificate of Incorporation, of which 90,419,147 are already issued and outstanding. In connection with the Investors’ acquisition of the Preferred Shares, the Investors entered into the Stockholders Agreement, dated as of October 20, 2009 (the “Stockholders Agreement”), with the Company, which includes a requirement that we seek stockholder approval to make available a number of shares of Common Stock that is sufficient to permit the Investors to fully convert the Preferred Shares. If Proposal 3 is approved, we may undertake a reverse stock split that will increase the number of available shares of Common Stock and permit the Investors to fully convert the Preferred Shares. The current conversion price per share of the Preferred Stock is $1.2748. If Proposal 3 is not approved, beginning June 30, 2010 and continuing until we receive stockholder approval for an increase in the number of shares available for conversion of the Preferred Shares, the Investors will receive a higher dividend rate per share of Preferred Stock owned by them than the rate that is currently payable on the Preferred Stock.

Article TENTH of our Restated Certificate of Incorporation requires that certain business combinations between the Company and an “interested stockholder” (which generally is defined to include the beneficial owner of 10% or more of the voting power of the Company) receive one of several special approvals. One such approval is the approval of a majority of the “disinterested directors” on our board of directors. “Disinterested directors” are defined as members of the board of directors who are unaffiliated with the interested stockholder who were either members of the board of directors immediately before the time that the interested stockholder became an interested stockholder or unaffiliated successors of such directors recommended by a majority of disinterested directors in office prior to the taking of office by the successor director.

The reverse stock split may be a business combination under Article TENTH of our Restated Certificate of Incorporation. Pursuant to Article TENTH of our Restated Certificate of Incorporation, a committee of “disinterested directors” has unanimously approved the reverse stock split.

The Investors also have an interest in the following proposals, which benefit them as the beneficial owners of 68.4% of our voting power and the holders of Preferred Stock:

•	Proposal 4A, which would amend our Certificate of Incorporation to permit the holders of a majority of our capital stock to approve proposals increasing or decreasing the number of authorized shares of Common Stock;

•	Proposal 4B, which would amend our Certificate of Incorporation to permit the removal of any director or the board of directors of the Company with or without cause upon a vote of 80% of the outstanding voting power of the Company;

•	Proposal 4C, which would amend our Certificate of Incorporation to permit the holder of at least 25% of the outstanding voting power of the Company to call a special meeting of stockholders;

•	Proposal 4D, which would amend our Certificate of Incorporation to permit stockholder action by written consent;

•	Proposal 4F, which would amend our Certificate of Incorporation to remove the requirement of (1) approval of a majority of “disinterested directors” or compliance with certain minimum price criteria and procedures, or (2) the affirmative vote of holders of at least 80% of the voting power of the Company for business combinations with interested stockholders (which are defined as persons that are holders of 10% or more of the outstanding voting power of the Company, or that within the past two years were holders of 10% or more of the outstanding voting power of the Company); and

•	Proposal 4G, which would amend our Certificate of Incorporation to provide for automatic adjustment in the number of votes held by each director to reflect increases and decreases in the Investors’ voting interest and right to appoint designees to our board of directors.

Proposal 2: Amendment to LTIP

At the Annual Meeting, stockholders are being asked to approve the amendment and restatement of our 2003 Long-Term Stock Incentive Plan, pursuant to which directors and employees may be granted different types of awards, including stock options and restricted stock awards. As a result, senior executives and directors have personal interests in the outcome of this proposal that are different from the interests of other stockholders.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 4, 2010. At the close of business on that date we had [ • ] shares of Common Stock and 250,000 shares of Preferred Stock issued and outstanding and entitled to be voted at the Annual Meeting. Each of the 250,000 shares of Preferred Stock is entitled to vote on an as-converted basis, and the Preferred Shares together have a number of votes equivalent to 196,109,194 shares of Common Stock.

Unless otherwise noted, the following tables set forth, as of December 8, 2009 (the “Ownership Date”), the number of shares of our equity securities beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director and nominee for director including all directors in office during and after the fiscal year ended November 1, 2009 (“Fiscal 2009”), (3) each of our executive officers identified under the caption “Executive Compensation” and (4) all directors and director nominees including all directors in office during and after Fiscal 2009 and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the Common Stock and Preferred Stock.

	Beneficial Ownership(1)
	Number of
Name of Beneficial Owner or Group	Shares	Percent

	Preferred Stock
Clayton Dubilier & Rice Fund VIII, L.P.(2)	249,651	99.86
CD&R Friends & Family Fund VIII, L.P.(2)	349	.14
Investment Funds Associated With or	250,000	100.00
Designated by Clayton, Dubilier, & Rice, LLC(2)
	Common Stock

Norman C. Chambers(3)	334,033	*
Kathleen J. Affeldt(3)	1,500	*
James G. Berges(3)(4)	0	*
William Breedlove(3)(5)	25,909	*
Larry Edwards(3)(5)	9,227	*
Gary L. Forbes(3)	60,909	*
Phillip Hawk(3)(5)	15,167	*
John J. Holland(3)	1,500	*
Lawrence J. Kremer(3)	1,500	*
Max Lukens(3)(5)	16,093	*
George Martinez(3)	38,019	*
Ed Phipps(3)(5)	9,227	*
Bernard Pieper(3)(5)	13,478	*
Nathan K. Sleeper(3)(4)	0	*
John Sterling(3)(5)	29,325	*
Jonathan L. Zrebiec(3)(4)	0	*
Charles W. Dickinson(3)	119,974	*
Mark W. Dobbins(3)	142,780	*
Keith E. Fischer(3)(6)	66,044	*
Mark E. Johnson(3)	31,379	*
Bradley D. Robeson(3)	30,942	*
All directors and executive officers as a group (26 persons)(7)	1,173,202

*	Less than 1%.

(1)	Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. The numbers of shares listed do not include the rights to restricted shares granted on December 11, 2009, which are subject to shareholder approval. If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he or she owns. Those shares are not included in the computations for any other person. Please see the table accompanying footnote 3 below for additional information regarding equity compensation awards held by the listed persons.

(2)	Does not include 4,500 shares of Common Stock issued to Clayton, Dubilier & Rice, LLC, as assignee of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. The Investors have the right to vote with the holders of Common Stock on an as-converted basis (without taking into account any limitations on convertability that may then be applicable). At an initial conversion price of $1.2748, the 250,000 shares of Preferred Stock held by the Investors are convertible into 196,109,194 shares of Common Stock, broken down as follows: (i) 195,835,426 shares of Common Stock into which 249,651 shares of Preferred Stock held by Clayton, Dubilier & Rice Fund VIII, L.P. are convertible; and (ii) 273,768 shares of Common Stock into which 349 shares of Preferred Stock held by CD&R Friends & Family Fund VIII, L.P. are convertible. The Investors hold approximately 68.4% of the voting power of the Company. However, because of the limited number of authorized, unissued and unallocated shares of Common Stock of the Company, the number of shares of Common Stock available into which the Investors may convert their shares of Preferred Stock is 8,374,521.

The general partner of the Investors is CD&R Associates VIII, Ltd., whose sole shareholder is CD&R Associates VIII, L.P. The general partner of CD&R Associates VIII, L.P. is CD&R Investment Associates VIII, Ltd.

CD&R Investment Associates VIII, Ltd. is managed by a three person board of directors, and all board action relating to the voting or disposition of these shares of Common Stock and Preferred Stock requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd. may be deemed to share beneficial ownership of the shares of Common Stock and Preferred Stock shown as beneficially owned by the Investors. Such persons expressly disclaim such beneficial ownership.

CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. expressly disclaim beneficial ownership of the shares held by the Investors and by Clayton, Dubilier & Rice, LLC. The Investors expressly disclaim beneficial ownership of the shares held by Clayton, Dubilier & Rice, LLC.

The address for the Investors, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)	The number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date but excludes options not exercisable within 60 days after the Ownership Date. No currently unexercisable options would become exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock but excludes rights to awards of restricted stock granted on December 11, 2009 subject to stockholder approval of Proposal 2. Each owner of shares of issued restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options		Restricted Stock
			December 11,
			2009 Grants of
		Not Exercisable	Rights to	Unvested
	Exercisable	Within 60 Days	Restricted Stock	Restricted Stock
	(Included in the	(Not Included in	(Not Included in	(Included in the
	Table Above)	the Table Above)	the Table Above)	Table Above)

Norman C. Chambers	151,500	3,045,685	1,035,477	64,516
Kathleen J. Affeldt	—	—	—	1,500
James G. Berges(4)	—	—	—	—
William D. Breedlove(5)	12,431	—	—	—
Larry Edwards(5)	—	—	—	—
Gary L. Forbes	12,431	—	—	—
Phillip Hawk(5)	3,000	—	—	—
John J. Holland	—	—	—	1,500
Lawrence J. Kremer	—	—	—	1,500
Max Lukens(5)	3,000	—	—	—
George Martinez	6,855	—	—	—
Ed Phipps(5)	—	—	—	—
Bernard Pieper(5)	—	—	—	—
Nathan K. Sleeper(4)	—	—	—	—
John Sterling(5)	—	—	—	—
Jonathan L. Zrebiec(4)	—	—	—	—
Mark W. Dobbins	31,875	1,269,036	564,111	25,000
Charles W. Dickinson	11,882	761,421	440,033	25,000
Keith E. Fischer(6)	28,901	—	—	—
Mark E. Johnson	—	1,751,269	640,253	—
Bradley D. Robeson	3,032	761,421	440,033	—

(4)	Does not include 250,000 shares of Preferred Stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC, or 4,500 shares of Common Stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Messrs. Berges, Sleeper and Zrebiec are directors of the Company and executives of Clayton, Dubilier & Rice, LLC. Messrs. Berges, Sleeper and Zrebiec disclaim beneficial ownership of the shares held by Clayton, Dubilier & Rice, LLC and by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC.

(5)	Pursuant to the Stockholders Agreement, effective as of the closing of the Equity Investment (as defined in “Change of Control” below), on October 20, 2009, Messrs. Breedlove, Edwards, Hawk, Lukens, Phipps, Pieper, and Sterling resigned from our board of directors.

(6)	Effective as of October 26, 2009, Mr. Fischer resigned his position as President of the Robertson-Ceco Buildings Division.

(7)	The number of shares of Common Stock beneficially owned by each director and executive officer as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options		Restricted Stock
			December 11, 2009
		Not Exercisable	grants of rights to	Unvested
	Exercisable	within 60 days	restricted stock	Restricted Stock
	(included in the	(not included in	(not included in	(included in the
	table above)	the table above)	the table above)	table above)

Richard Allen	—	—	175,141	—
Eric J. Brown	9,119	253,807	313,129	—
Mark T. Golladay	—	—	90,395	—
John L. Kuzdal	2,139	532,995	414,652	—
Todd R. Moore	10,444	532,995	414,652	—

CHANGE OF CONTROL

On October 20, 2009, we completed a financial restructuring that resulted in a change of control of the Company. Pursuant to the Investment Agreement, dated as of August 14, 2009 (as amended, the “Investment Agreement”), between the Company and Clayton, Dubilier & Rice Fund VIII, L.P., the Company issued and sold to the Investors, for an aggregate purchase price of $250 million, an aggregate of 250,000 shares of Preferred Stock, convertible into 196,109,194 shares of Common Stock based on the initial conversion price (or approximately 68.4% of our voting power) (such purchase and sale, the “Equity Investment”). The purchase price for the Preferred Shares was funded with capital contributions of the partners of each of the Investors.

In connection with the closing of the Equity Investment, among other things, we:

•	consummated an exchange offer (the “Exchange Offer”) to acquire all of our existing 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) in exchange for a combination of cash and shares of Common Stock;

•	refinanced our Credit Agreement, dated June 18, 2004, with Wachovia Bank, National Association, and the lenders party thereto (as amended), which included the partial prepayment of approximately $143 million in principal amount of the existing $293 million in principal amount of outstanding term loans thereunder and a modification of the terms of the Credit Agreement, which include an amendment and extension of the maturity of the remaining $150 million outstanding balance of the term loans (the “Refinancing”); and

•	entered into an asset-based revolving credit facility with a maximum available amount of up to $125 million (together with the Exchange Offer, the Refinancing and the Equity Investment, the “Transactions”).

The terms of the Preferred Stock held by the Investors entitle the holders thereof to vote on an as-converted basis (without taking into account any limitations on convertibility that may then be applicable) with the holders of Common Stock. As the holder of a majority voting position, the Investors will be able to significantly influence or control matters submitted to shareholders for vote. In addition, certain actions by the Company, including, upon the occurrence of certain specified defaults, the adoption of an annual budget, the hiring and firing, or the changing of the compensation, of executive officers and the commitment, resolution or agreement to effect any business combination, among others, require the prior affirmative vote or written consent of the holders representing at least a majority of the then-outstanding Preferred Shares.

Investment Agreement and Stockholders Agreement

Pursuant to the Investment Agreement, we are subject to covenants with regards to our use of the proceeds of the Equity Investment and the payment of certain taxes pursuant to the Equity Investment. We are also subject to certain post-closing indemnity obligations.

In connection and concurrently with the closing of the Equity Investment, we entered into a Stockholders Agreement with the Investors, setting forth certain terms and conditions regarding the Equity Investment and the Investors’ ownership of the Preferred Shares. Pursuant to the Stockholders Agreement, subject to certain ownership and other requirements and conditions, the Investors have the right to appoint a number of directors to our board of directors and to all committees (other than the Affiliate Transactions Committee, whose composition is further described in “Board of Directors — Affiliate Transactions Committee” below) that is proportionate to their percentage voting interest in the Company at the relevant time. For so long as the Investors hold a voting interest of 20% or more, they have the right to designate the “Lead Director” or Chairman of the Executive Committee of our board of directors. For so long as the Investors hold a voting interest of 25% or more, they have consent rights over a variety of significant corporate and financing matters, including, subject to certain customary exceptions and specified baskets, sales and acquisitions of assets, issuances and redemptions of equity, incurrence of debt, the declaration or payment of extraordinary distributions or dividends and changes to the Company’s line of business.

Pursuant to the Investment Agreement and the Stockholders Agreement, for so long as we qualify as a “controlled company” within the meaning set forth in the Listed Company Manual of the New York Stock Exchange (“NYSE”) or any similar provision in the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, we have agreed to use our reasonable best efforts to take advantage of the exemptions afforded such controlled companies. Accordingly, effective as of the closing of the Equity Investment, we took all corporate action and filed all election notices and other documentation with the NYSE necessary to elect to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters.

Pursuant to the Stockholders Agreement, effective as of the closing of the Equity Investment on October 20, 2009, William D. Breedlove, Philip J. Hawk, Larry D. Edwards, Ed L. Phipps, W. Bernard Pieper, John K. Sterling and Max L. Lukens resigned from our board of directors. Gary L. Forbes and George Martinez have remained on the board. Also on October 20, 2009, the board of directors appointed three individuals designated by the Investors, James G. Berges, Lawrence J. Kremer and Nathan K. Sleeper, as directors. Effective as of November 10, 2009, the board of directors appointed John J. Holland as a director unaffiliated with both the Investors and the Company and appointed two directors designated by the Investors, Kathleen J. Affeldt and Jonathan L. Zrebiec, as directors. As a result, the Investors have the ability, subject to the fiduciary duties of the individual directors, to control the decisions of the board of directors.

Other Agreements with the Investors

In connection and concurrently with the closing of the Equity Investment, we entered into the following agreements:

•	A Registration Rights Agreement, dated as of October 20, 2009 (the “Registration Rights Agreement”), between the Company and the Investors, pursuant to which the Company granted to the Investors, together with any other stockholder of the Company that may become a party to the Registration Rights Agreement in accordance with its terms, certain customary registration rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Shares.

•	An Indemnification Agreement, dated as of October 20, 2009 (the “Indemnification Agreement”), between the Company, NCI Group, Inc., a wholly owned subsidiary of the Company, Robertson-Ceco II Corporation, a wholly owned subsidiary of the Company, the Investors and CD&R, Inc., pursuant to which the Company, NCI Group, Inc. and Robertson-Ceco II Corporation agreed to indemnify Clayton, Dubilier & Rice, Inc. (“CD&R, Inc.”), which indirectly controls CD&R, LLC, the Investors and their general partners, the special limited partner of Clayton, Dubilier & Rice Fund VIII, L.P. and any other investment vehicle that is a stockholder of the Company and is managed by CD&R, Inc. or any of its affiliates, their respective affiliates and successors and assigns and the respective directors, officers, partners, members, employees, agents, representatives and controlling persons of each of them, or of their respective partners, members and controlling persons, against certain liabilities arising out of the Transactions and certain other liabilities and claims.

Lock-Up Agreements with Holders of Notes

In connection with and prior to the launch of the Exchange Offer, we entered into the Lock-Up and Voting Agreement, dated as of August 31, 2009 (as amended, the “Lock-Up and Voting Agreement”), with the holders of the Notes that were signatories thereto (the “Lock-Up Holders”), pursuant to which, among other things, the board of directors agreed to appoint one individual designated by certain Lock-Up Holders to our board of directors. Those Lock-Up Holders designated John J. Holland as a director and our board of directors appointed him as a director effective as of November 10, 2009.

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the voting power of the stock entitled to vote at an Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. Each share of Preferred Stock will be entitled to vote on an as-converted basis with the holders of the Common Stock on all matters submitted to the Annual Meeting, voting as a single class, except as to Proposal 4A, which is subject to a class vote by the holders of the Common Stock.

Those nominees receiving a plurality of all of the votes cast at the Annual Meeting shall be elected to our board of directors. All routine matters will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present. Certain matters to be voted upon have specific voting requirements as follows.

The total number of votes cast on Proposal 2, to amend and restate our 2003 Long-Term Stock Incentive Plan, must represent a majority of the shares of all securities of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting, in accordance with NYSE rules. The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have expressed their intention to vote in favor of the amendment and restatement of our 2003 Long-Term Stock Incentive Plan.

The total number of votes cast on Proposal 3, to amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split, must represent a majority of the outstanding shares of capital stock of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting. The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have expressed their intention to vote in favor of this proposal.

The total number of votes cast on Proposal 4A, to amend the Certificate of Incorporation to enable holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors to approve proposals increasing or decreasing (but not below the number of shares outstanding) the number of authorized shares of any class or classes of stock of the Company (except the number of shares of Preferred Stock or any series thereof), without requiring an additional class vote of the holders of any such class of capital stock, must include the affirmative vote of (1) stockholders holding at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting and (2) stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4B, to amend the Certificate of Incorporation to provide for removal of directors, with or without cause, must represent at least 80% of the outstanding voting power of the Company entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4C, to amend the Certificate of Incorporation to provide for the calling of special meetings by stockholders holding at least 25% of the voting power of the Company, must represent at least 80% of the outstanding voting power of the Company entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4D, to amend the Certificate of Incorporation to permit stockholder action by written consent, must represent at least 80% of the outstanding voting power of the Company entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4E, to amend the Certificate of Incorporation to eliminate board discretion to grant pre-emptive rights and preferential rights, must represent at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4F, to amend the Certificate of Incorporation to remove special approval rights over certain business combinations, must represent at least 80% of the outstanding voting power of the Company entitled to vote on the proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting.

The total number of votes cast on Proposal 4G, to amend the Certificate of Incorporation to provide for the proportional voting of directors, must represent at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote in favor of Proposals 4A, 4B, 4C, 4D, 4E, 4F and 4G.

The total number of votes cast on Proposal 5, to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010 must represent a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present.

Abstentions are counted for the purpose of determining the presence of a quorum and have the same effect as a negative vote on matters other than the election of directors. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. The NYSE precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. These proposals include the election of directors. Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your bank, broker, dealer, custodian or other nominee is permitted to vote your shares only with regard to the proposal to ratify the appointment of the independent registered public accounting firm, even if the holder does not receive voting instructions from you. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation and Second Amended and Restated By-Laws (“By-Laws”) provide that the number of directors on our board of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors. The number of members constituting our board of directors is currently fixed at ten.

In accordance with our Certificate of Incorporation and By-laws, our board of directors is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. In addition, there is one vacancy on the board of directors which can be filled at any time by the Investors. Except as otherwise provided by the Stockholders Agreement, under our By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority of the votes that can be cast by directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of stockholders at which the term of office of the class to which the director has been elected expires. The terms of office of each of the Class II directors expire at this Annual Meeting and the terms of office of each of the Class III and Class I directors expire at the Annual Meeting in 2011 and 2012, respectively.

Three Class II directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2013, or until their respective successors are duly elected and qualified. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our board of directors. Our board of directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Set forth below is information concerning the persons nominated for election as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

Nominees For Election As Director

Class II Directors Who Serve Until The Annual Meeting To Be Held In 2013:

Gary L. Forbes

Mr. Forbes, age 65, has served as a director since December 1991. Mr. Forbes serves on the Executive Committee, Affiliate Transactions Committee and Nominating and Corporate Governance Committee and is the Chairman of the Audit Committee of our board of directors. In addition, Mr. Forbes is our designated audit committee financial expert. Mr. Forbes has been a Senior Vice President of Equus Total Return, Inc., an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company. Mr. Forbes earned a B.B.A. in Accounting from the University of Texas at Austin and is a certified public accountant.

George Martinez

Mr. Martinez, age 68, has served as a director since March 2003. He serves on the Audit Committee of our board of directors. Mr. Martinez is Chief Executive Officer of Allegiance Bank Texas, a Houston commercial bank that opened for business in October 2007. He has been active as a bank executive in Houston for over 30 years and is the former Chairman of Sterling Bancshares, Inc., a publicly-traded bank holding company, having served as Chairman of the Board from 2001 to 2004. Mr. Martinez has served as President of Chrysalis Partners, LLC, a performance consulting firm, since 1999 and currently serves as Senior Partner of the firm. He serves his community on the board of directors and as Chairman of the Center for Houston’s Future. Mr. Martinez has a B.A. in Business Administration and Economics from Rice University.

Jonathan L. Zrebiec

Mr. Zrebiec, age 29, has served as a director since November 2009. Mr. Zrebiec is a financial principal of CD&R, LLC, the successor to the investment management business of CD&R, Inc., which he joined in 2004. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Area. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and holds an M.B.A. from Columbia University.

Directors Remaining In Office

Class I Directors Who Serve Until The Annual Meeting To Be Held In 2012:

James G. Berges

Mr. Berges, age 62, has served as a director since October 2009. Mr. Berges is the Chairman of the Executive Committee and Nominating and Corporate Governance Committee of our board of directors. Mr. Berges is a partner of CD&R, LLC, having become a partner of CD&R, Inc. in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of HD Supply, Inc. and Sally Beauty Holdings, and a Director of PPG Industries, Inc. and Diversey, Inc. Mr. Berges holds a B.S. in electrical engineering from the University of Notre Dame.

Lawrence J. Kremer

Mr. Kremer, age 68, has served as a director since October 2009. Mr. Kremer serves on the Affiliate Transactions Committee of our board of directors. Mr. Kremer retired in 2007 from Emerson Electric Co. Prior to that, Mr. Kremer was employed by Whirlpool Corporation, a worldwide producer of appliances, as Senior Vice President of International Operations and Global Materials. Mr. Kremer currently serves as Director of Fifth Third Bank Southern Region, George Koch Sons LLC, a privately held company producing a wide variety of components for the automotive and mining industries, and St. Mary’s Hospital System, a Midwest Regional Hospital. Mr. Kremer serves as the Vice Chairman of the Board of Trustees of the University of Evansville. Mr. Kremer holds a B.S. and M.B.A from the University of Evansville.

John J. Holland

Mr. Holland, age 59, has served as a director since November 2009. Mr. Holland serves on the Affiliate Transactions Committee, Audit Committee, and Compensation Committee of our board of directors. Mr. Holland has been the President of Greentree Advisors, LLC since 2004. Mr. Holland was the President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation from 2008 until 2009. Prior to that, Mr. Holland was the Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an Ethanol producer, from August 2006 until June 2008. Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components and provider of construction and real estate services for the nonresidential construction market, from 1980 until his retirement in 2004. Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004, and as President from 1999 to 2001. Mr. Holland is a Director of Cooper Tire & Rubber Co. and of Saia, Inc. (formerly SCS Transportation, Inc.). Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas and is a certified public accountant.

Class III Nominees For Election As Directors Who Serve Until The Annual Meeting To Be Held In 2011:

Norman C. Chambers

Norman C. Chambers, age 60, has served as our Chairman of the Board since January 2008 and as our President and Chief Executive Officer since January 2007. He served as our President and Chief Operating Officer from April 2004 to January 2007 and has served as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee of our board of directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001, Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. Mr. Chambers has over twenty-five years of experience in the engineering and construction industry. Mr. Chambers earned a B.A. from Springfield College and a M.B.A. from Boston College.

Kathleen J. Affeldt

Ms. Affeldt, age 61, has served as a director since November 2009. Ms. Affeldt is the Chairperson of the Compensation Committee of our board of directors. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a Director of SIRVA, Inc. and as chair of that board’s Compensation Committee. She currently serves as a Director of BTE, Inc. and as a Director of Sally Beauty Holdings where she serves as the Chair of that board’s Compensation Committee. Ms. Affeldt attended the State University of New York and Hunter College in New York City, majoring in Business Administration.

Nathan K. Sleeper

Mr. Sleeper, age 36, has served as a director since October 2009. Mr. Sleeper serves on the Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee of our board of directors. Mr. Sleeper is a partner of CD&R, LLC, having joined CD&R, Inc. in 2000. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. Mr. Sleeper has served as a Director of Hertz Global Holdings, Inc. from August to September 2005, as a Director of Hertz Global Holdings, Inc. and The Hertz Corporation since December 2005, as a Director of Culligan Ltd. since October 2004 and as a Director of U.S. Foodservice, Inc. since July 2007. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

PROPOSAL 2: ADOPTION OF THE AMENDED AND RESTATED
LONG-TERM STOCK INCENTIVE PLAN

Our board of directors has unanimously adopted a resolution to submit to a vote of our shareholders a proposal to approve the amendment and restatement of our 2003 Long-Term Stock Incentive Plan (the “Amended Incentive Plan”), as set forth in Annex A to this proxy statement. The amendment and restatement of the Incentive Plan will increase the number of shares of Common Stock reserved for issuance under the Incentive Plan by 28,340,000 shares of Common Stock (before giving effect to the reduction in shares that would result if Proposal 3, recommending a reverse stock split of the Common Stock of the Company, is approved and effected), increase the maximum number of shares that may be granted to an individual in any fiscal year and provide for extension of the effective date of the Amended Incentive Plan to 10 years after the date the Compensation Committee or Board of Directors approves the amendments, subject to approval by the shareholders of NCI. For information on the deductibility of compensation related to awards granted under the Incentive Plan, see “— Federal Income Tax Consequences — Certain Tax Code Limitations on Deductibility” below. There are currently 3,660,000 shares of Common Stock reserved for awards under the Incentive Plan. If the proposal is approved, 32,000,000 shares of Common Stock will be reserved for awards under the Amended Incentive Plan.

The plan’s purposes remain unchanged and are to:

•	attract and retain the best available personnel;

•	provide additional incentives to employees, directors and consultants;

•	increase the Incentive Plan participants’ interest in our welfare; and

•	promote the success of our business.

Our shareholders originally approved the Incentive Plan at the annual meeting of shareholders held on March 14, 2003, and our shareholders approved the plan as amended and restated at the annual meeting of shareholders held on March 12, 2008. Our board of directors believes that the Incentive Plan is achieving its objectives and believes that it continues to carry out its objectives. At December 16, 2009, we had 527,913 shares remaining under the Incentive Plan. Therefore, our board of directors believes it is necessary to increase the number of shares of common stock reserved for issuance under the Amended Incentive Plan.

Summary of the Amended Stock Incentive Plan

The following summary of the Amended Incentive Plan is qualified by reference to the full text thereof, which is attached as Annex A to this proxy statement.

General

The Compensation Committee of our board of directors administers the Amended Incentive Plan. In the future, the board of directors or other committees may be allocated some or all of the Compensation Committee’s duties. The Compensation Committee consists solely of two or more directors who are independent in accordance with the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act. The Compensation Committee is authorized to:

•	interpret the Amended Incentive Plan and all awards;

•	establish and amend rules and regulations for the Amended Incentive Plan’s operation;

•	select recipients of awards;

•	determine the form, amount and other terms and conditions of awards;

•	modify or waive restrictions on awards;

•	amend awards; and

•	grant extensions and accelerate awards.

Our officers and other employees, directors and consultants, in addition to those of our subsidiaries, are eligible to be selected to participate in the Amended Incentive Plan. Incentive stock options may be granted only to our employees and employees of our subsidiaries in which we own directly or indirectly more than a 50% voting equity interest. The Compensation Committee has the sole discretion to select participants from among the eligible persons. It is estimated that the total number of persons who are eligible to receive awards under the Amended Incentive Plan at present would not exceed approximately 200.

Before giving effect to this amendment and restatement, the aggregate number of shares of Common Stock which may be issued under the Incentive Plan with respect to awards may not exceed 3,660,000. The Amended Incentive Plan would increase this number of shares to 32,000,000, before giving effect to the reduction in shares that will result if Proposal 3, a reverse stock split of the Common Stock of the Company, is approved and effected. All awards relating to any of these additional shares will be subject to shareholder approval of the Amended Incentive Plan. The proposed 32,000,000 share limit is subject to adjustment for certain transactions affecting the Common Stock, including, but not limited to, the reverse stock split of the Common Stock of the Company, if effected. Each share issued pursuant to awards of stock options, restricted stock units or stock appreciation rights under the Incentive Plan (whether issued prior to or following the date of stockholder approval) will be counted against the share limit as one full share. If an award is cancelled, forfeited or expires unexercised, the number of shares of Common Stock under such award will be added back to the shares available for grant under the Amended Incentive Plan. The number of shares available for grant under the Amended Incentive Plan shall not be increased by (a) any shares not issued or delivered as a result of a net settlement of an award, (b) any shares withheld to pay an exercise price or withholding taxes related to an award, or (c) shares of our Common Stock repurchased on the open market with the proceeds of an option exercise. No individual may be granted, in any fiscal year, awards under the Amended Incentive Plan covering or relating to an aggregate of more than 4,500,000 shares of our Common Stock. No individual shall receive payment for cash awards made under the Amended Incentive Plan during any fiscal year aggregating in excess of $5,000,000. The shares issued under the Amended Incentive Plan may be issued from shares held in treasury or from authorized and unissued shares.

The Amended Incentive Plan provides for the grant of:

•	stock options, including incentive stock options and nonqualified stock options;

•	stock appreciation rights, in tandem with stock options or freestanding;

•	restricted stock awards;

•	restricted stock unit awards;

•	performance share awards;

•	phantom stock awards; and

•	cash awards.

The Compensation Committee may grant awards individually, in combination, or in tandem.

All awards will be evidenced by award agreements, as determined by the Compensation Committee. The award will be effective on the date of grant unless the Compensation Committee specifies otherwise.

The exercise or measurement price will be at least equal to the fair market value of our Common Stock. The fair market value generally is determined to be the closing sales price quoted on The New York Stock Exchange on the day of the grant of the award.

Awards will normally terminate on the earlier of (i) ten years from the date of grant, (ii) 30 days after termination of employment or service for a reason other than death, disability or retirement, (iii) one year after death or (iv) one year (for incentive stock options) or five years (for other awards) after disability or retirement.

Awards are non-transferable except by disposition on death or to certain family members, trusts and other family entities as the Compensation Committee may approve.

The Compensation Committee may authorize the assumption of awards granted by other entities that are acquired by us or otherwise.

Awards may be paid in cash, shares of our Common Stock or a combination, in a lump sum or installments, as determined by the Compensation Committee.

A participant’s breach of the terms of the Amended Incentive Plan or the award agreement will result in a forfeiture of the award.

Options

Options granted under the Amended Incentive Plan may be:

•	incentive stock options, as defined in the Internal Revenue Code, as amended; or

•	nonqualified options, which do not qualify for treatment as incentive stock options.

The Compensation Committee selects the recipients of options and sets the terms of the options, including:

•	the number of shares for which an option is granted;

•	the term of the option; and

•	the time(s) when the option can be exercised.

The Compensation Committee determines how an option may be exercised, whether for cash or securities. The exercise price of an option may not be less than the fair market value of a share of our Common Stock on the grant date, and the option term may be no longer than ten years. Arrangements may also be made, if permitted by law, for same-day-sale and margin account transactions through NASD dealers.

An option agreement or the Compensation Committee’s procedures may set forth conditions respecting the exercise of an option. The Compensation Committee may in its discretion waive any condition respecting the exercise of any option and may accelerate the time at which any option is exercisable.

Stock Appreciation Rights

A stock appreciation right is a grant entitling the participant to receive an amount in cash or shares of Common Stock or a combination thereof, as the Compensation Committee may determine, in an amount equal to the increase in the fair market value between the grant and exercise dates of the shares of Common Stock with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our Common Stock on the grant date, and the term of a stock appreciation right may be no longer than ten years. Stock appreciation rights may be granted separately or in tandem with the grant of an option.

A stock appreciation right granted in tandem with a nonqualified option may be granted either at or after the time of the grant of the nonqualified option. A stock appreciation right granted in tandem with an incentive stock option may be granted only at the time of the grant of the incentive stock option. A stock appreciation right granted in tandem with an option terminates and is no longer exercisable upon the termination or exercise of the related option. The Compensation Committee may set the terms and conditions of stock appreciation rights, subject to the limitations set forth in the Amended Incentive Plan. At any time it may accelerate the exercisability of any stock appreciation right and otherwise waive or amend any conditions to the grant of a stock appreciation right.

Restricted Stock

A restricted stock grant entitles the recipient to acquire, at no cost or for a purchase price determined by the Compensation Committee on the date of the grant, shares of our Common Stock subject to such restrictions and conditions as the Compensation Committee may determine at the time of the grant. The recipient may have all the rights of a shareholder with respect to the restricted stock. These rights include voting and dividend rights, and they are effective as soon as:

•	restricted stock is granted (or upon payment of the purchase price for restricted stock); and

•	issuance of the restricted stock is recorded by our transfer agent.

A grant of restricted stock will be subject to non-transferability restrictions, repurchase and forfeiture provisions and such other conditions (including conditions on voting and dividends) as the Compensation Committee may impose at the time of grant.

Any restricted shares cease to be restricted stock and will be deemed “vested” after the lapse of all restrictions. Restrictions lapse, and restricted stock becomes vested, ratably over a specified period of time or upon the participant’s death, disability or retirement, the occurrence of a change of control, or other appropriate event as determined by the Compensation Committee.

If a participant’s employment or service is terminated for any reason prior to shares of restricted stock becoming vested, we have the right, in the discretion of the Compensation Committee, to:

•	repurchase the unvested shares at their purchase price; or

•	require forfeiture of those shares if acquired at no cost.

Restricted Stock Unit Awards

A restricted stock unit award is an award denominated in units evidencing the right to receive shares of our Common Stock, subject to vesting or such other terms and conditions as determined by the Compensation Committee. Prior to vesting, the recipient has no voting or dividend rights with respect to the shares evidenced by a restricted stock unit award, however, the Compensation Committee may award cash dividend equivalents with respect to a restricted stock unit award. Upon vesting or satisfaction of any other conditions established by the Compensation Committee, the recipient of a restricted stock unit award becomes entitled to receive a share of our Common Stock with respect to each restricted stock unit.

Performance Share Awards

The Compensation Committee may grant performance share awards, which are rights to receive shares of our Common Stock or their cash equivalent based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Compensation Committee may determine. Performance measures may include future performance by the grantee, us or any subsidiary, division or department.

Payment will be made after the performance period based on the achievement of the performance measures as determined by the Compensation Committee.

Phantom Stock Awards

The Compensation Committee may grant phantom stock awards, which are rights to receive the fair market value of shares of our Common Stock, or the increase in the fair market value, during a period of time. The award may vest over a period of time specified by the Compensation Committee. Payment will be made following the prescribed period and may be made in cash, shares of our Common Stock or a combination as the Compensation Committee determines.

Cash Awards

The Compensation Committee may grant cash awards, which are bonuses paid in cash that are based solely upon the attainment of one or more performance goals that have been established by the Compensation Committee. The terms, conditions and limitations applicable to any cash awards will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any of the above-described awards may be designated a performance award. Cash awards may only be designated as performance awards. Performance awards will be contingent upon performance measures applicable to a particular period, as established by the Compensation Committee, based upon any one or more of the following:

•	revenue or increased revenue;

•	net income measures (including, but not limited to, income after capital costs, economic profit and income before or after taxes);

•	profit measures (including, but not limited to, gross profit, operating profit, net profit before taxes and adjusted pre-tax profit);

•	stock price measures (including, but not limited to, growth measures and total shareholder return);

•	price per share of Common Stock;

•	market share;

•	earnings;

•	earnings per share or adjusted earnings per share (actual or growth in);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	earnings before interest and taxes (EBIT);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•	cash flow measures (including, but not limited to, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

•	return measures (including, but not limited to, return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including, but not limited to, overhead costs and general and administrative expense);

•	changes in working capital;

•	margins;

•	shareholder value;

•	total shareholder return;

•	proceeds from dispositions;

•	total market value;

•	customer satisfaction or growth;

•	employee satisfaction; and

•	corporate values measures (including ethics compliance, environmental and safety).

Such performance measures may apply to the grantee, to one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, or to the Company as a whole. Goals may also be based upon performance relative to a peer group of companies. The Compensation Committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award unless the performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally disallows deductions for compensation in excess of $1 million for some executive officers unless the awards meet the requirements for being performance-based. Please see “Compensation Discussion & Analysis — Deductibility of Compensation” for more information regarding Section 162(m) of the Code.

Provisions Relating To A Change In Control, Death, Disability And Retirement

The Incentive Plan provides certain benefits in the event of a change in control. A change in control is deemed to have occurred if:

•	any person acquires beneficial ownership of 20% or more of our voting securities;

•	as a result of, or in connection with, a tender or exchange offer, merger or other business combination, there is a change in the composition of a majority of our board of directors;

•	we merge or consolidate with, or transfer substantially all of our assets to, another corporation, after which less than 50% of the voting securities of us or the surviving entity outstanding immediately thereafter is owned by our former shareholders; or a tender or exchange offer results in the acquisition of 30% or more of our outstanding voting securities.

However, a change in control would not be deemed to occur if a person that already controls us acquires more of our voting securities. Upon the occurrence of a change in control, or a participant’s death, disability or retirement, all outstanding awards will immediately vest or become exercisable or payable, and all forfeiture restrictions will lapse, unless the related agreements provide otherwise.

Other Modifications

In the event of specified changes in our capital structure, the Compensation Committee will have the power to adjust the number and kind of shares authorized by the Amended Incentive Plan (including any limitations on individual awards) and the number, option price or kinds of shares covered by outstanding awards. The Compensation Committee will also have the power to make other appropriate adjustments in awards under the Amended Incentive Plan. If Proposal 3, a reverse stock split of the Common Stock of the Company, is approved and effected, the Compensation Committee will make such adjustment(s) to the number of shares authorized by the Amended Incentive Plan and the number of shares covered by outstanding awards as it deems appropriate.

Federal Income Tax Consequences

The Internal Revenue Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the Common Stock on the date of exercise exceeds the option price. Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we are entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be capital gain or loss. This assumes that the shares represent a capital asset in the participant’s hands, although there will be no tax consequences for us.

The grant of an incentive stock option does not result in taxable income to a participant. The exercise of an incentive stock option also does not result in taxable income, provided that the circumstances satisfy the employment requirements in the Internal Revenue Code. However, the exercise of an incentive stock option may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the Common Stock acquired upon exercise of an incentive stock option during the statutory holding period, then any gain or loss upon subsequent sale of the Common Stock will be a long-term capital gain or loss. This assumes that the shares represent a capital asset in the participant’s hands.

The statutory holding period lasts until the later of:

•	two years from the date the option is granted; and

•	one year from the date the Common Stock is transferred to the participant pursuant to the exercise of the option.

If the employment and statutory holding period requirements are satisfied, we may not claim any federal income tax deduction upon either the exercise of the incentive stock option or the subsequent sale of the Common Stock received upon exercise. If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of:

•	the fair market value of the Common Stock on the date of exercise minus the option price; and

•	the amount realized on disposition minus the option price.

Any excess is long-term or short-term capital gain or loss, assuming the shares represent a capital asset in the participant’s hands. Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, in the case of a disqualifying disposition, we are entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

The exercise of an option through the exchange of previously-acquired stock will generally be treated as a non-taxable like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same tax basis and, for capital gain purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the participant at the time of the exercise as ordinary income, taxed as compensation. The excess shares will have a new holding period for capital gains purposes and a tax basis equal to the value of such shares determined at the time of exercise. If the tendered shares were acquired through the prior exercise of an incentive stock option and do not satisfy the statutory two-year and one-year holding periods (“disqualified shares”), then the tender will result in compensation income to the optionee taxed as ordinary income equal to the excess of the fair market value of the disqualified shares, determined when the prior incentive stock option was exercised, over the exercise price of the disqualified shares. The optionee will increase his tax basis in the number of shares received on exercise equal to the number of shares of disqualified shares tendered by the amount of compensation income recognized by the optionee with respect to the disqualified shares. Generally, the federal income tax consequences to the optionee are similar to those described above relating to the exercise of an option through the exchange of non-disqualified shares.

If an optionee exercises an option through the cashless exercise method by authorizing a broker designated by NCI to sell a specified number of the shares to be acquired through the option exercise having a market value equal to the sum of the option exercise plus any transaction costs (the “cashless shares”), the optionee should be treated as constructively receiving the full amount of option shares, followed immediately by a sale of the cashless shares by the optionee. In the case of an incentive stock option, the cashless exercise method would result in the cashless shares becoming disqualified shares and taxed in a manner described above for disqualified shares.

In the case of a nonqualified option, the cashless exercise method would result in compensation income to the optionee with respect to both the cashless shares and remaining option shares as discussed above relating to nonqualified options. Since the optionee’s tax basis in the cashless shares that are deemed received and simultaneously sold on exercise of the option is equal to the sum of the exercise price and the compensation to the optionee, no additional gain should be recognized by the optionee upon the deemed sale of the cashless shares.

Under Section 83(b) of the Internal Revenue Code, an employee may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the employee. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares, assuming that the shares represent a capital asset in the hands of the employee. An employee makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the employee. If a Section 83(b) election is properly made, the employee will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Unless a Section 83(b) election is made, no taxable income will generally be recognized by the recipient of a restricted stock award until the shares are no longer subject to the restrictions or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the employee will recognize ordinary income, taxable as compensation, in an amount equal to the excess of the fair market value of the Common Stock on the date of lapse over the amount paid, if any, by the employee for the stock. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the restrictions or risk of forfeiture will be included in the employee’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss, assuming that the shares represent a capital asset in the hands of the employee.

Generally, an employee will not recognize any taxable income upon the grant of stock appreciation rights, performance shares, restricted stock units, phantom stock or a cash award. At the time the employee receives the payment for the stock appreciation right, performance shares, restricted stock units, phantom stock or cash award, the fair market value of shares of Common Stock or the amount of any cash received in payment for such awards generally is taxable to the employee as ordinary income.

Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we or one of our subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards under the Amended Incentive Plan.

The exercisability of an option or a stock appreciation right, the payment of performance share or phantom stock awards or the elimination of restrictions on restricted stock, may be accelerated, and special cash settlement rights may be triggered and exercised, as a result of a change in control. If any of the foregoing occurs, all or a portion of the value of the relevant award at that time may be a parachute payment. This is relevant for determining whether a 20% excise tax (in addition to income tax otherwise owed) is payable by the participant as a result of the receipt of an excess parachute payment pursuant to the Internal Revenue Code. We will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

Certain Tax Code Limitations on Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does not disallow a deduction for performance-based compensation the material terms of which are disclosed to and approved by shareholders. We have structured and intend to implement the Amended Incentive Plan so that resulting compensation would be performance-based compensation. To allow us to qualify the compensation, we are seeking shareholder approval of the Amended Incentive Plan and the material terms of the related performance goals. However, we may, in our sole discretion, determine that in one or more cases it is in our best interests not to satisfy the requirements for the performance-based exception. Please see

“Compensation Discussion & Analysis — Deductibility of Compensation” for more information regarding Section 162(m) of the Code.

Golden Parachute Tax and Section 280G of the Internal Revenue Code

The Incentive Plan provides for immediate vesting of all then outstanding unvested awards upon a Change of Control. If the vesting of the award is accelerated as the result of a Change of Control, all or a portion of the value of the award at that time might be a “parachute payment” under Section 280G of the Internal Revenue Code for certain employees. Section 280G of the Internal Revenue Code generally provides that if compensation received by the grantee that is contingent on a Change of Control equals or exceeds three times the grantee’s average annual compensation for the five taxable years preceding the Change of Control (a “parachute payment”), the Company will not be entitled to a deduction, and the recipient will be subject to a 20% excise tax with respect to that portion of the parachute payment in excess of the grantee’s average annual compensation. Section 280G of the Code generally applies to employees or other individuals who perform services for the Company if, within the 12-month period preceding the Change of Control, the individual is an officer of the Company, a shareholder owning more than 1% of the stock of the Company, or a member of the group consisting of the lesser of the highest paid 1% of the employees of the Company or the highest paid 250 employees of the Company. No parachute payments are expected to be made in connection with the recent Equity Investment which constituted a Change of Control under the Incentive Plan.

Code Section 409A

The Incentive Plan permits the grant of various types of incentive awards that may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. We intend that awards under the Amended Incentive Plan either be exempt from, or satisfy the requirements of, Section 409A and the Amended Incentive Plan shall be administered and interpreted in accordance with Section 409A.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE AMENDED INCENTIVE PLAN IS NOT COMPLETE, AND WE RECOMMEND THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

New Plan Benefits

Participation in the Amended Incentive Plan is determined on an individual basis by the Compensation Committee from time to time. Accordingly, except for the 2010 grants disclosed below in the New Plan Benefits Table, which were approved by the Compensation Committee on December 11, 2009, subject to shareholder approval, future benefits under the equity plan are not determinable. The Compensation Committee has adopted a policy under which it grants awards under the Incentive Plan on December 15 of each year. That policy will also apply to grants under the Amended Incentive Plan unless the Compensation Committee elects to adopt a different policy.

Equity grants to each of our Named Executive Officers for Fiscal 2009 are set forth in the Grants of Plan-Based Awards Table. For Fiscal 2009, (i) executive officers as a group acquired 94,773 shares of our restricted Common Stock; (ii) non-executive employees as a group acquired 178,724 shares of our restricted Common Stock; (iii) non-executive directors as a group acquired 27,216 shares of our restricted Common Stock; and (iv) retired executives as a group acquired 10,126 shares of our restricted stock.

New Plan Benefits Table

The following table sets forth the awards approved by the Compensation Committee on December 11, 2009 pursuant to the Amended Incentive Plan (before giving effect to the reduction in shares that would result if Proposal 3, recommending a reverse stock split, is approved and effected). All of these awards are subject to shareholder approval of the Amended Incentive Plan and will be forfeited if shareholder approval of the Amended Incentive Plan is not obtained.

	2003 Long-Term Stock Incentive Plan
Name and Position	Number of Awards	Types of Awards

Mr. Chambers	761,421	Restricted Stock(1)
Chairman of the Board, President	274,056	Restricted Stock(2)
and Chief Executive Officer	3,045,685	Options(3)
Mr. Johnson,	583,756	Restricted Stock(1)
Executive Vice President, Chief	56,497	Restricted Stock(2)
Financial Officer and Treasurer	1,751,269	Options(3)
Mr. Dobbins,	507,614	Restricted Stock(1)
Executive Vice President and Chief	56,497	Restricted Stock(2)
Operating Officer	1,269,036	Options(3)
Mr. Dickinson,	380,711	Restricted Stock(1)
President of Metal Components	59,322	Restricted Stock(2)
Division	761,421	Options(3)
Mr. Robeson,	380,711	Restricted Stock(1)
President of Robertson-Ceco Division	59,322	Restricted Stock(2)
and Engineered Building Systems Division	761,421	Options(3)
Executive Group (including the NEOs named above)	3,776,420	Restricted Stock(1)
	751,457	Restricted Stock(2)
	8,908,629	Options(3)
Non-Executive Director Group	-0-	Restricted Stock(1)
	-0-	Restricted Stock(2)
	-0-	Options(3)
Non-Executive Officer Employee Group	977,401	Restricted Stock(1)
	1,904,802	Restricted Stock(2)
	-0-	Options(3)

(1)	This award is a special one time grant of restricted stock. See “Compensation Discussion & Analysis-Long-Term Incentive Compensation-After the Equity Investment.”

(2)	This award is our normal annual grant of restricted stock. See “Compensation Discussion & Analysis-Long-Term Incentive Compensation-Prior to the Equity Investment and After the Equity Investment.”

(3)	This award is a special one time non-qualified stock option grant with an exercise price of $1.77 which represents the closing price of our Common Stock on December 11, 2009. See “Compensation Discussion & Analysis-Long-Term Incentive Compensation-After the Equity Investment.”

SECURITIES RESERVED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth the number of shares of our Common Stock reserved for issuance under our equity compensation plans as of the end of Fiscal 2009:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights (#)	and Rights ($)	in Column (a) (2) (#)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	651,270 (1)	28.13	567,064
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	651,270	—	567,064

(1)	The weighted average term of outstanding options is 4.2 years.

(2)	All shares of Common Stock remaining available for issuance are under the Incentive Plan. As of December 16, 2009, we had 527,913 shares remaining available for issuance under the Incentive Plan. As of December 16, 2009, 134,151 shares were outstanding in the form of “full value” awards, consisting of awards of restricted stock, which reduce the number of shares available under the Incentive Plan by 1.5 shares. Please see “Proposal to Adopt the Amended and Restated Long-Term Stock Incentive Plan, as Amended and Restated” for more information.

Required Vote

The affirmative vote of stockholders holding at least a majority of the shares of all securities of the Company entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting, in accordance with NYSE rules is required for approval of this Proposal 2. All abstentions and failures to return a proxy card would have the same effect as a vote against this Proposal.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have expressed their intention to vote “for” this Proposal 2.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AMENDED INCENTIVE PLAN.

PROPOSAL 3: APPROVAL OF AMENDMENT TO CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to effect a reverse stock split of the Common Stock at one of three reverse stock split ratios, 1-for-5, 1-for-7 or 1-for-9 (the “Reverse Stock Split”), as may be selected by the board of directors following stockholder approval thereof and prior to the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”). Under Section 6.2 of the Stockholders Agreement, we are required to use our best efforts and take all corporate actions necessary to obtain stockholder approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock. The Investors have agreed to waive such requirement, such waiver being subject to us having used our best efforts and taken all corporate actions to obtain stockholder approval of the Reverse Stock Split. The precise ratio of the Reverse Stock Split from among the range of ratios provided for in this Proposal would be determined in the sole discretion of the board of directors, while abandoning the other ratios. The board of directors may also in its discretion determine not to proceed with the Reverse Stock Split. If the Reverse Stock Split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the ratio of the Reverse Stock Split that the board of directors selects. Except for the treatment of fractional share interests described in further detail below, each stockholder would hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held prior to the Reverse Stock Split. Similarly, each holder of Preferred Stock would hold the same percentage of Common Stock on an as-converted basis immediately following the Reverse Stock Split as such stockholder held prior to the Reverse Stock Split.

By approving this Proposal, stockholders would give the board of directors authority, but not the obligation, to effect the Reverse Stock Split and full discretion to approve one of the ratios at which shares of Common Stock shall be reclassified. If this Proposal is approved by the stockholders, the board of directors may, after its adoption but prior to its effectiveness, without further action of the stockholders, abandon the amendment contemplating the Reverse Stock Split.

If this Proposal is approved by the stockholders and the board of directors does implement a Reverse Stock Split, it will become effective at the Effective Time. The form of the Certificate of Amendment is provided below under “Text of the Amendment.” The following discussion is qualified in its entirety by the full text of the form of Certificate of Amendment.

Purposes of the Reverse Stock Split

Under Section 6(a)(iii) of the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock (the “Certificate of Designations”), we are required to reserve and keep available for issuance a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock to the extent and for so long as shares of Series B Preferred Stock are convertible. If there are insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock into Common Stock, then we are required to take all action permitted by law, including calling stockholder meetings and soliciting proxies for any necessary vote of the stockholders of the Company, to amend our Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock to permit such reservation or conversion. If we fail to comply with our obligations under Section 6(a)(iii) of the Certificate of Designations after June 30, 2010, we would be in default under the terms of the Certificate of Designations and the applicable dividend rate on the Preferred Stock would consequently increase by an additional 3.0% per annum prior to June 30, 2011 and 6.0% per annum after June 30, 2011.

As noted above in “Introduction”, the Investors have agreed to waive the requirement in Section 6.2 of the Stockholders Agreement to use our best efforts to obtain stockholder approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock, subject to us having used our best efforts to obtain stockholder approval of the Reverse Stock Split.

Currently, the Company does not have a sufficient number of shares of Common Stock reserved as required by Section 6(a)(iii) of the Certificate of Designations. As of December 8, 2009, there are 100,000,000 shares of Common Stock authorized under our Certificate of Incorporation, of which 90,419,147 shares are issued and outstanding. As of December 8, 2009, shares of Preferred Stock are fully convertible into 196,109,194 shares of Common Stock. Approval of the Reverse Stock Split would enable us to comply with our obligations under the Certificate of Designations and the Stockholders Agreement.

Another purpose of the Reverse Stock Split is to increase the market price of the Common Stock. Certain institutional investors are prohibited from investing in shares priced below certain dollar thresholds. Therefore, effecting a Reverse Stock Split may make our stock more attractive to institutional and other investors by increasing the per share price above such thresholds.

An increase in the market price of the Common Stock would also facilitate continued compliance with the applicable listing rules of the NYSE, on which the Common Stock currently trades. The NYSE Listed Company Manual has several continued listing criteria that companies must satisfy in order to remain listed on the NYSE. One of these criteria is that a company’s common stock have an average trading price over a consecutive 30-day period that is greater than or equal to $1.00 per share. Currently, we meet all of the NYSE continued listing criteria, including the minimum trading price requirement. However, given the trading behavior of our Common Stock over the past year, the volatility of the capital markets and the current macroeconomic environment, we believe that approval of this Proposal is prudent as a preemptive measure in the event our Common Stock trades under $1.00 per share for an extended period of time.

The board of directors believes that approval of a range of ratios for the Reverse Stock Split as opposed to an exact ratio of the Reverse Stock Split provides it with flexibility to achieve the purposes of the Reverse Stock Split. In making its determination of the precise ratio of the Reverse Stock Split, the board of directors will consider a number of factors, including marketability and liquidity of the Common Stock, historical trading prices and volumes of the Common Stock, prevailing market and economic conditions and anticipated market reaction to the Reverse Stock Split, among other factors that it may consider relevant.

Text of the Amendment

“A new subsection shall be added to the end of Article FOURTH, Section 1 of the Certificate of Incorporation, such subsection to read in its entirety as set forth below:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, each five (5), seven (7), or nine (9) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock or certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests (i) without any further action by a stockholder that holds shares of Common Stock immediately prior to the Effective Time in book-entry form, or (ii) where a stockholder holds shares of Common Stock in certificated form immediately prior to the Effective Time, upon receipt by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter by such stockholder and the surrender of such stockholder’s Old Certificates (as defined below), in each case, in an amount equal to their pro rata share of the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional share interests otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”

Effects of the Reverse Stock Split

The Reverse Stock Split, if effected, will impact all holders of Common Stock uniformly and will not affect the proportionate ownership interest or voting power of any individual holder of Common Stock, except to the extent the Reverse Stock Split would result in any stockholder holding fractional share interests of Common Stock (see below).

The principal effects of the Reverse Stock Split would be:

•	each five, seven or nine (as determined by the board of directors) shares of Common Stock would be reclassified and combined into one share of Common Stock;

•	the number of shares of Common Stock issued and outstanding would be reduced from approximately 90.4 million (as of December 8, 2009) to a range of approximately 10.0 million shares to 18.1 million shares, depending upon the Reverse Stock Split ratio selected by the board of directors;

•	the number of shares of Common Stock into which the Preferred Stock is convertible would be reduced from approximately 196.1 million to a range of approximately 21.8 million shares to approximately 39.2 million (as of December 8, 2009), depending on the Reverse Stock Split ratio selected by the board of directors;

•	because the number of issued and outstanding shares of Common Stock would decrease as a result of the Reverse Stock Split, the number of authorized and unissued shares of Common Stock may increase on a relative basis. These additional shares of authorized Common Stock would be available for issuance in connection with the conversion of Preferred Stock or, at the discretion of our board of directors (and subject to the Stockholders Agreement), from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock;

•	based upon the Reverse Stock Split ratio selected by the board of directors, proportionate adjustments would be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock, which would result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the Reverse Stock Split; and

•	the number of shares reserved for issuance upon the exercise of securities described in the preceding bullet would be reduced proportionally based upon the Reverse Stock Split Ratio selected by the board of directors.

The Reverse Stock Split would not affect the par value, nor any of the terms of the Common Stock. After the Reverse Stock Split, all shares of Common Stock would have the same voting rights, and rights to dividends and other distributions by the Company.

At the Effective Time, all shares of Common Stock other than fractional shares (whose treatment is described below in “Fractional Shares”) would be reclassified and combined, automatically and without further action on the stockholders’ part, into the number of shares determined according to the Reverse Stock Split ratio determined by the board of directors.

After the Effective Time, the Common Stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities, and stock certificates representing shares of Common Stock with the older CUSIP number would need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, the Company would continue to be subject to periodic reporting and other requirements of the Exchange Act.

After effecting the Reverse Stock Split, the number of authorized and unissued and unreserved shares of Common Stock (as of December 8, 2009) would increase from 8,374,521 to 38,530,881.5 (based on a five for one Reverse Stock Split ratio and subject to adjustments for fractional shares), to 56,093,486.8 (based on a seven for one Reverse Stock Split ratio and subject to adjustments for fractional shares) or to 65,850,489.7 (based on the maximum nine for one Reverse Stock Split ratio and subject to adjustments for fractional shares). The board of directors may issue these shares in its discretion. If the Company issues additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of the Company’s existing stockholders may be greater than would otherwise occur had the Reverse Stock Split not been effectuated.

The following table illustrates the principal effects of a five-to-one, seven-to-one and nine-to-one Reverse Stock Split as of December 8, 2009:

	Number of Shares of
	Common Stock Prior
	to Reverse Stock	Number of Shares of Common Stock After Reverse Stock Split
	Split	Five to One	Seven to One	Nine to One

Authorized	100,000,000	100,000,000	100,000,000	100,000,000
Issued and Outstanding(1)	90,419,147	18,083,829.4	12,917,021.0	10,046,571.9
Authorized and Reserved for Issuance(2)	1,206,332	241,266.4	172,333.1	134,036.9
Authorized and Unreserved and Available for Future Issuances(3)	8,374,521	38,530,881.5	56,093,486.8	65,850,489.7

(1)	Subject to adjustment for fractional shares in connection with the Reverse Stock Split.

(2)	Includes shares of Common Stock issuable upon the exercise of outstanding stock options, but excludes shares of Common Stock issuable upon the conversion of outstanding Preferred Stock.

(3)	Excludes shares of Common Stock issuable upon the exercise of outstanding stock options and shares of Common Stock required to be reserved in accordance with the Certificate of Designations for the conversion of Preferred Stock immediately following the Reverse Stock Split (110% of the shares of Common Stock then issuable upon conversion of all Preferred Shares). As noted above in “Purposes of the Reverse Stock Split”, the Company does not have a sufficient number of shares of Common Stock reserved as required by the Certificate of Designations. The number of shares of Common Stock into which the Preferred Shares are fully convertible would be reduced from 196,109,194 (as of December 8, 2009) to 39,221,838.8 (based on a five for one Reverse Stock Split ratio), 28,015,599.1 (based on a seven for one Reverse Stock Split ratio) or 21,789,910.4 (based on a nine for one Reverse Stock Split ratio).

Although the increased proportion of authorized and unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders or permit issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or by contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of the outstanding Common Stock or obtain control of the Company.

Certain Risks Associated with the Reverse Stock Split

Effecting the Reverse Stock Split is intended, absent other factors, to increase the per share price of the Common Stock. However, factors such as the Company’s financial performance and overall market conditions may adversely effect the price of the Common Stock, independent of the impact of the Reverse Stock Split. Due to such factors, there can be no assurance that the Reverse Stock Split, if implemented, would result in the intended benefits described in “Purposes of the Reverse Stock Split” above. Similarly, if the per share price of the Common Stock does increase due to the effect of the Reverse Stock Split, there is no assurance that the increase would be in proportion to the reduction in the number of shares outstanding before the Reverse Stock Split, or that the market price of the Common Stock, after any such increase, would not decrease in the future.

Finally, the Reverse Stock Split may result in some stockholders holding “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell and may lead to increased brokerage/transaction costs relative to “round lots” of multiples of 100 shares.

Fractional Shares

We will not issue any fractional shares. Stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent without any further action by any stockholder who holds shares in book-entry form, and where shares are held in certificated form, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and the surrender of all old stock certificate(s) (“Old Certificate(s)”), in each case, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. The Reverse Stock Split will not impact the market value of the Company as a whole, although the market value of the Common Stock may move up or down once the Reverse Stock Split is effective.

Effect on Beneficial Holders of Common Stock (holders in “street name”)

After the Effective Time, shares of Common Stock interests held by stockholders through a bank, broker, dealer, custodian or other nominee would be treated in the same manner as shares held by stockholders whose shares are registered in their own names. These brokers, dealers, banks and other nominees may have other procedures for processing the Reverse Stock Split and making payment for fractional share interests. Stockholders holding their shares of Common Stock in street name should contact their bank, broker, dealer, custodian or other nominee if they have any questions.

Effect on Registered “Book-Entry” Holders of Common Stock (holders who are registered on the transfer agent’s books and records but do not hold stock certificates representing shares of Common Stock)

After the Effective Time, holders of Common Stock registered in book-entry form with our transfer agent who do not hold certificated shares would not need to take any action to receive whole shares of Common Stock after the Reverse Stock Split or payment in lieu of fractional shares, as applicable.

Effect on Certificated Shares

After the Effective Time, holders of Common Stock in certificated form would be sent a letter of transmittal by our transfer agent. The letter of transmittal would contain instructions on how a stockholder should surrender his or her Old Certificates to our transfer agent in exchange for certificates representing the split-adjusted whole shares of Common Stock (the “New Certificates”). No New Certificates would be issued until a stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal to our transfer agent. Stockholders would not be required to pay a transfer or other fee to exchange Old Certificates. Until surrendered, the Company would deem outstanding Old Certificates held by stockholders to be cancelled and to represent only the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate contains a restrictive legend, the New Certificate would be issued with the same restrictive legend. If a stockholder is entitled to a payment in lieu of any fractional share interest it would be made as described above.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) REPRESENTING SHARES OF COMMON STOCK AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) TO THE COMPANY OR TRANSFER AGENT UNTIL REQUESTED TO DO SO.

Accounting Matters

Since the Reverse Stock Split would not affect the par value of a share of Common Stock, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet would be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustments of prior periods), and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. Reported per share net income or loss would be higher because there would be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and the Company would not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to Holders (as defined below) that hold Common Stock as a capital asset for U.S. federal income tax purposes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold Common Stock as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes, treated as (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. The term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds Common Stock, the U.S. federal income tax consequences of the Reverse Stock Split will depend in part upon the status and activities of the partnership and its partners. A Holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax consequences of the Reverse Stock Split.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. Holders of Common Stock should consult their own tax advisors with respect to the particular tax consequences to them of the Reverse Stock Split.

U.S. Holders

Reduction of Shares of Common Stock.  A U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Common Stock held by such U.S. Holder immediately after the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock held by such U.S. Holder immediately before the Reverse Stock Split (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. Holder’s holding period in the shares of Common Stock held by such U.S. Holder immediately after the Reverse Stock Split should include the holding period in the shares of Common Stock held by such U.S. Holder immediately before the Reverse Stock Split. Holders of shares of Common Stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in such fractional share of Common Stock. Such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for Common Stock exceeded one year at the Effective Time.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld from a U.S. Holder under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Reduction of Shares of Common Stock.  The U.S. federal income tax consequences of the Reverse Stock Split to a Non-U.S. Holder generally should be the same as those described above under “U.S. Holders — Reduction of Shares of Common Stock,” except that any gain recognized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of Common Stock generally will not be subject to U.S. federal income tax unless:

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five year period ending on the Effective Time and (ii) such Non-U.S. Holder’s holding period with respect to Common Stock, and certain other conditions are met;

•	such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Reverse Stock Split and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). The Company does not believe that it is currently, or has been at any time over the past five years, a United States real property holding corporation.

Information Reporting and Backup Withholding.  In general, backup withholding and information reporting generally will not apply to the payment of cash in lieu of a fractional share of Common Stock to a Non-U.S. Holder pursuant to the Reverse Stock Split if the Non-U.S. Holder certifies in the manner required that it is a Non-U.S. Holder and neither the Company nor our transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Required Vote

The affirmative vote of stockholders holding at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the Proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 3. All abstentions and failures to return a proxy card would have the same effect as a vote against this Proposal.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have expressed their intention to vote “for” this Proposal 3.

Approval by Disinterested Directors Committee

Pursuant to Article TENTH of our Certificate of Incorporation, a committee of “disinterested directors” has unanimously approved the Reverse Stock Split.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4: AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE
OF INCORPORATION

PROPOSAL 4A: APPROVAL OF AMENDMENT TO CERTIFICATE OF
INCORPORATION TO ENABLE HOLDERS OF A MAJORITY OF CAPITAL
STOCK TO APPROVE PROPOSALS INCREASING OR DECREASING THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to enable holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors to approve proposals increasing or decreasing (but not below the number of shares outstanding) the number of authorized shares of any class or classes of stock of the Company (except the number of shares of Preferred Stock or any series thereof), without requiring an additional class vote of the holders of any such class of capital stock pursuant to Section 242 of the Delaware General Corporation Law, as described below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Under Section 6(a)(iii) of the Certificate of Designations, we are required to reserve and keep available for issuance a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock to the extent and for so long as shares of Series B Preferred Stock are convertible. If there are insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock into Common Stock, then we are required to take all action permitted by law, including calling stockholder meetings and soliciting proxies for any necessary vote of the stockholders of the Company, to amend our Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock to permit such reservation or conversion. If we fail to comply with our obligations under Section 6(a)(iii) of the Certificate of Designations after June 30, 2010, we would be in default under the terms of the Certificate of Designations and the applicable dividend rate on the Preferred Stock would consequently increase by an additional 3.0% per annum prior to June 30, 2011 and 6.0% per annum after June 30, 2011.

We are also required under Section 6.2 of the Stockholders Agreement to use our best efforts and take all corporate actions necessary to obtain stockholder approval of this Proposal 4A.

Approval of this Proposal 4A, coupled with the approval by the stockholders of Proposal 4D to allow stockholder action by written consent, would enable us to comply promptly with our obligations under Section 6(a)(iii) of the Certificate of Designations in the future and avoid triggering a default under it. Specifically, if there are insufficient authorized and unissued shares of Common Stock to permit conversion of all outstanding shares of Preferred Stock into Common Stock, we may seek the written consent of the Investors (who own or beneficially own a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors) to approve an increase in the number of authorized shares of Common Stock, thereby allowing us to comply with Section 6(a)(iii) of the Certificate of Designations without having to call a meeting of the stockholders or to seek written consents from numerous stockholders. While, as noted below, approval of this Proposal 4A will require the affirmative vote of stockholders holding at least a majority of the outstanding shares of

Common Stock, if enacted, this Proposal would eliminate a separate class vote by the Common Stock holders, in accordance with Section 242 of the Delaware General Corporation Law, prior to any future increase in the number of authorized shares of Common Stock.

Approval of this Proposal 4A would not permit the holders of Common Stock to vote on any proposals that relate solely to increasing or decreasing the number of authorized shares of any series of Preferred Stock.

Text of the Amendment and Legal Effectiveness of the Amendment

The second paragraph of Article Fourth, Section 1 of our Certificate of Incorporation would be amended and restated as follows:

“Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.”

The amendment contemplated by this Proposal 4A would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4A is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the certificate of amendment.

Required Vote

The affirmative vote of (1) stockholders holding at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the Proposal on the record date for determining stockholders entitled to vote at the Annual Meeting and (2) stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote on the Proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 4A. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4A.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4A.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4B: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
PROVIDE FOR REMOVAL OF DIRECTORS, WITH OR WITHOUT CAUSE, BY VOTE OF AT
LEAST 80% OF OUTSTANDING VOTING POWER

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to provide for removal of directors, with or without cause, by the affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company, as described below. The following discussion is qualified in its entirety by the full text of the amendment, which is provided below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Currently, Article Fifth, Section 4 of our Certificate of Incorporation provides that a director, or the entire board of directors, may be removed only for cause and by the affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company, voting together as a single class. As a result of the amendment contemplated by this Proposal 4B, stockholders holding at least 80% of the voting power of the Company may remove any director or the entire board of directors, with or without cause. Consequently, this amendment would make it easier for stockholders to remove some or all of the members of the board of directors.

Under Section 6.2 of the Stockholders Agreement, we are required to use our best efforts and take all corporate actions necessary to obtain stockholder approval of the amendment contemplated by this Proposal 4B.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4B will cause Article Fifth, Section 4 of our Certificate of Incorporation to be amended and restated as set forth below:

“Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holder or holders of 80 percent of the outstanding voting power of the Corporation.”

The amendment contemplated by this Proposal 4B would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4B is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the certificate of amendment.

Required Vote

The affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company entitled to vote on the Proposal, voting together as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 4B. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4B.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4B.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4C: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR CALLING OF SPECIAL MEETINGS BY STOCKHOLDERS HOLDING AT
LEAST 25% OF VOTING POWER

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to provide for the calling of special meetings of stockholders by the chief executive officer, the board of directors pursuant to a resolution approved by a majority of the entire board of directors, or by the secretary of the Company at the written request of stockholders holding at least 25% of the outstanding voting power of the Company, as described below. The following discussion is qualified in its entirety by the full text of the amendment, which is provided below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Currently, our Certificate of Incorporation provides that a special meeting of stockholders may only be called by the chief executive officer or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. As a result of the amendment contemplated by this Proposal 4C, stockholders representing at least 25% of the outstanding voting power of the Company may cause the secretary of the Company to call such special meetings. This amendment may help bring important matters before stockholders for their consideration and approval on a more timely basis.

Under Section 6.2 of the Stockholders Agreement, we are required to use our best efforts and take all corporate actions necessary to obtain stockholder approval of the amendment contemplated by this Proposal 4C.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4C will cause Article Fifth, Section 5 of our Certificate of Incorporation to be amended and restated as follows:

“Section 5. Stockholders’ Meetings. Meetings of stockholders of the Corporation may be called by the Chief Executive Officer, by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the Secretary of the Corporation at the written request of the holder or holders of at least 25 percent of the outstanding voting power of the Corporation.”

The amendment contemplated by this Proposal 4C would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4C is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the certificate of amendment.

Required Vote

The affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company entitled to vote on the Proposal, voting together as a single class, on the record date for determining the stockholders entitled to vote at the meeting is required for approval of this Proposal 4C. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4C.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4C.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4D: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to remove the prohibition on stockholder action by written consent, as described below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Under Section 228 of the Delaware General Corporation Law, unless otherwise restricted by a corporation’s Certificate of Incorporation, any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting; without prior notice and without a vote by the holders of shares of capital stock having at least the minimum number of votes that would be necessary to take the action at a meeting of stockholders, executing a consent or consents in writing setting forth the action so taken. Currently, our Certificate of Incorporation expressly prohibits stockholder action by written consent. The amendment contemplated by this Proposal 4D would remove the prohibition on stockholder action by written consent, thereby permitting stockholder action by written consent as provided under Section 228 of the Delaware General Corporation Law.

Benefits of permitting stockholder action by written consent include:

•	allowing stockholders to express their views and make decisions with respect to the Company and their investment regardless of the views of the board of directors and management;

•	possible reduction in stockholder expenses because stockholders would not incur costs associated with calling special stockholders’ meetings (although stockholders would still need to prepare and deliver an information statement);

•	possibly allowing stockholders to act more expeditiously when a matter is sufficiently important to merit expeditious consideration, avoiding the delay of waiting until the next annual meeting or calling a special meeting; and

•	demonstrating an enhanced commitment to stockholders by allowing them to act by written consent.

Under Section 6.2 of the Stockholders Agreement, we are required to use our best efforts and take all corporate actions necessary to obtain stockholder approval of the amendment contemplated by this Proposal 4D.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4D will cause Article Fifth, Section 6 of our Certificate of Incorporation to be deleted in its entirety. The amendment contemplated by this Proposal 4D would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4D is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the certificate of amendment.

Required Vote

The affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company entitled to vote on the Proposal, voting on a single class, on the record date for determining stockholders entitled to vote at the meeting is required for approval of this Proposal 4D. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4D.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4D.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4E: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE BOARD DISCRETION TO GRANT PREEMPTIVE RIGHTS AND PREFERENTIAL RIGHTS

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to delete the express prohibition of preemptive or preferential rights of stockholders and the exception to such prohibition as may be granted by the board of directors in its discretion, as described below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Under Section 102(b)(3) of the Delaware General Corporation Law, no stockholder may have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless expressly granted to the holders of stock of the Company, or the holders of any class or series thereof, in the certificate of incorporation. Currently, our Certificate of Incorporation expressly provides that no stockholder will by reason of holding shares of the Company be entitled to any preemptive or preferential right to purchase or subscribe for any shares of stock or other securities of the Company, except that the board of directors may nonetheless provide for such rights in its discretion. The amendment contemplated by this Proposal 4E would remove the discretion of the board of directors to grant preemptive or preferential rights, and the only means by which preemptive rights or preferential rights may be granted is through a future amendment to our Certificate of Incorporation to expressly provide for such rights.

We believe that this amendment is in the best interests of the Company because permitting the grant of preemptive rights could restrict our flexibility in seeking to raise new capital.

We are required under Section 6.2 of the Stockholders Agreement to use our best efforts and take all corporate actions necessary to obtain stockholder approval of this Proposal 4E.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4E will cause Article Seventh of our Certificate of Incorporation to be deleted in its entirety. The amendment contemplated by this Proposal 4E would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4E is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the Certificate of Amendment.

Required Vote

The affirmative vote of stockholders holding at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the Proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 4E. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4E.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4E.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4F: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO REMOVE SPECIAL APPROVAL RIGHTS OVER CERTAIN BUSINESS COMBINATIONS

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to delete the requirement that certain business combinations be subject to special approval rights or price and procedure requirements, as described below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Article TENTH of our Certificate of Incorporation provides in general that a “business combination” with an “interested stockholder” be subject either to, in addition to any vote required by law or our Certificate of Incorporation, (1) approval of a majority of “disinterested directors” or compliance with certain minimum price criteria and procedures, or (2) the affirmative vote of holders of at least 80% of the voting power of the Company.

An “interested stockholder” is defined to include a holder of 10% or more of the outstanding voting power of the Company, or a person who within the past two years was a holder of 10% or more of the outstanding voting power of the Company.

A “business combination” includes:

•	a merger of the Company with an interested stockholder or other entity that would be an affiliate of an interested stockholder;

•	a sale, lease, exchange, mortgage, transfer, pledge or other disposition to an interested stockholder or its affiliates of any assets of the Company or any of its subsidiaries having an aggregate fair market value of $5 million or more;

•	an issuance or transfer by the Company or any of its subsidiaries of securities of the Company or any of its subsidiaries to an interested stockholder or its affiliates in exchange for cash or other property having an aggregate fair market value of $5 million or more;

•	the adoption of any plan or proposal of liquidation or dissolution of the Company proposed by or on behalf of any interested stockholder or any of its affiliates; and

•	any transaction (including a reverse stock split) involving the Company that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder.

“Disinterested directors” means members of the board of directors who are unaffiliated with the interested stockholder who were either members of the board of directors immediately before the time that the interested stockholder became an interested stockholder or unaffiliated successors of such directors recommended by a majority of disinterested directors in office prior to the taking of office by the successor director.

We believe that this amendment may encourage transactions that could benefit all stockholders, as it makes certain transactions easier to consummate without the time and costs involved with obtaining disinterested director approval or the approval of holders of at least 80% of the voting power of the Company.

Further, following the Equity Investment, transactions between the Company, on the one hand, and the Investors and their affiliates, on the other hand, are subject to review and approval by the Affiliate Transactions Committee, which is comprised of (1) the unaffiliated stockholder directors then in office and (2) one director nominated or designated by the Investors who is independent of both the Company and the Investors if there is such a director, and otherwise, the chief executive officer. Each Investor is an “interested stockholder” under Article TENTH of our Certificate of Incorporation.

We are required under Section 6.2 of the Stockholders Agreement to use our best efforts and take all corporate actions necessary to obtain stockholder approval to delete the foregoing provisions from our Certificate of Incorporation.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4F will cause Article TENTH of our Certificate of Incorporation to be deleted in its entirety. The amendment contemplated by this Proposal 4F would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4F is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the certificate of amendment.

Required Vote

The affirmative vote of stockholders holding at least 80% of the outstanding voting power of the Company entitled to vote on the Proposal, voting as a single class, on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 4F. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4F.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4F.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4G: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR PROPORTIONAL VOTING OF DIRECTORS

Introduction

The board of directors has unanimously approved, and is hereby soliciting approval of, an amendment to our Certificate of Incorporation to provide for proportional voting of directors, as described below. The following discussion is qualified in its entirety by the full text of the amendment, which is provided below under “Text of the Amendment and Legal Effectiveness of the Amendment.”

Purposes and Effects of the Amendment

Under Section 3.1 of the Stockholders Agreement, so long as the Investors hold 10% or more of the voting power of the Company held by the Investors immediately following the closing of the Equity Investment, the Investors are entitled to designate a number of directors (“Investor Directors”) proportionate to their percentage of the outstanding voting power of the Company at the relevant time, subject to any applicable legal and regulatory limitations.

The amendment contemplated by this Proposal 4G would automatically reallocate the number of votes held by each director on the board of directors in the event that the proportion represented by the Investor Directors on the board of directors deviates from the Investors’ proportionate interest in the outstanding voting power of the Company. The percentage of the total votes of all directors held by the Investor Directors would be adjusted to equal approximately the Investors’ interest in the outstanding voting power of the Company. However, to the extent that assigning more than one vote to any such Investor Director would result in any violation of law or rules of any applicable stock exchange imposing independence requirements, these votes would be further reallocated among the Investor Directors to such Investor Directors who meet these independence requirements. Each Non-Investor Director will continue to have one vote.

The amendment contemplated by this Proposal 4G would allow the Company to automatically comply with its obligations under Section 3.1 of the Stockholders Agreement without requiring the immediate appointment to or resignation from the board of directors.

Pursuant to Section 6.2 of the Stockholders Agreement, we have agreed to use our best efforts and take all corporate actions to obtain stockholder approval of the amendment contemplated by this Proposal 4G.

Text of the Amendment and Legal Effectiveness of the Amendment

Approval of this Proposal 4G will cause a new Article Eleventh to be added to our Certificate of Incorporation as follows:

“Section 1. At any time the Stockholders Agreement, dated as of October 20, 2009, by and among the Corporation, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., as amended from time to time (the “Stockholders Agreement”), is in effect, if the number of Investor Directors (as defined in the Stockholders Agreement) then serving on the Board of Directors is not equal to the Investor Director Number (as defined in the Stockholders Agreement), then (x) each CD&R Director (as defined in the Stockholders Agreement) then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Independent Directors (as defined in the Stockholders Agreement) and Other Investor Directors (as defined in the Stockholders Agreement) divided by (ii) the number of CD&R Directors then serving on the Board of Directors and (y) each director then serving on the Board of Directors other than a CD&R Director shall have one vote on all matters; provided, that, if there is no CD&R Director then serving on the Board of Directors, then (a) each Investor Director then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number divided by (ii) the number of Investor Directors then serving on the Board of Directors and (b) each director then serving on the Board of Directors other than an Investor Director shall have one vote on all matters. In the event that the limitations and requirements imposed by law, regulation or the rules of a stock exchange on which the securities of the Corporation are quoted or listed for trading impose independence requirements on the directors then serving on the Board of Directors, or on the composition of the Board of Directors, would be violated if the Investor Directors have more than one vote pursuant to the preceding sentence of this Article [Eleventh], Section 1, then (a) each Investor Director then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Directors then serving on the Board of Directors who do not meet the independence requirements imposed by such law, regulation or rule divided by (ii) the number of Investor Directors then serving on the Board of Directors who meet the independence requirements imposed by such law, regulation or rule shall have one vote on all matters and (b) each director then serving on the Board of Directors other than the Investor Directors then serving on the Board of Directors that meets the independence requirements imposed by such law, regulation or rule shall have one vote on all matters.

Section 2. At any time that any Investor Director has more than one vote pursuant to this Article [Eleventh], all references in this Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, as each may be amended from time to time, to “a majority of the directors,” “a majority of the directors then in office,” “a majority of the remaining directors,” “a majority of the entire Board of Directors,” “a majority of the total number of directors “ and similar phrases shall be interpreted to give effect to the proportional voting provisions of this Article [Eleventh] on all matters such that (a) the references to “directors” or “Board of Directors” shall mean a number of directors equal to the number of directors that are not Investor Directors then serving on the Board of Directors, plus the then applicable Investor Director Number and (ii) the references to “majority” shall mean a majority of the aggregate number of votes to which each director is entitled pursuant to this Article [Eleventh].”

The amendment contemplated by this Proposal 4G would be effective as of the time the amendment to our Certificate of Incorporation is filed with the Delaware Secretary of State which, assuming this Proposal 4G is approved, will be filed promptly after the results of the stockholder vote are certified or at such effective time specified, in accordance with applicable law, in the Certificate of Amendment.

Required Vote

The affirmative vote of stockholders holding at least a majority of the outstanding shares of capital stock of the Company entitled to vote on the Proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of this Proposal 4G. All abstentions and failures to return a proxy card will have the same effect as a vote against this Proposal 4G.

The Investors, which own or beneficially own shares of Preferred Stock representing approximately 68.4% of our outstanding voting power, have agreed to vote “for” this Proposal 4G.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal 2010 subject to ratification by the Company’s stockholders. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since our initial public offering. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Required Affirmative Vote

If a majority of the votes cast in person or by proxy at the 2010 Annual Meeting are voted in favor of this proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Fiscal 2010 will be ratified. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment.

THE AUDIT COMMITTEE RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

MANAGEMENT

Our executive officers are as follows:

Name	Position

Norman C. Chambers	Chairman of the Board, President and Chief Executive Officer
Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer
Mark W. Dobbins	Executive Vice President and Chief Operating Officer
Charles W. Dickinson	President of Metal Components Division
Bradley D. Robeson	President of NCI Buildings and Robertson-Ceco Divisions
John L. Kuzdal	President of Metal Coil Coating Division
Todd R. Moore	Executive Vice President, General Counsel and Secretary
Eric J. Brown	Executive Vice President and Chief Information Officer
Mark T. Golladay	Vice President, Corporate Development
Richard Allen	Vice President, Finance and Corporate Controller

Information concerning the business experience of Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”

Mark E. Johnson, age 43, has served as our Chief Financial Officer and Treasurer since March 2008. He has served as our Chief Accounting Officer since August 2006, as our Executive Vice President and Controller since December 2007 and as our Vice President and Controller since February 2006. Before joining NCI in February 2006, Mr. Johnson was employed by Vector ESP, Inc., a company providing information technology services, where he served as a Corporate Controller from 2000 to 2003 and Chief Financial Officer and Senior Vice President from 2002 to August 2005, when the company was acquired. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson has been a CPA since 1991 and earned his B.B.A. in Accounting from the University of Texas at Austin.

Mark W. Dobbins, age 51, has served as Executive Vice President and Chief Operating Officer since March 31, 2008. Mr. Dobbins served as President of the Engineered Building Systems Division from September 2006 until March 2008 and as Vice President, Operations of the Metal Components Division from October 2000 until September 2006. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Before joining NCI in 1998, Mr. Dobbins was employed by MBCI for over 10 years. Mr. Dobbins has over 20 years of experience in the metal building industry. Mr. Dobbins has a B.S. from Angelo State University and has completed the Advanced Management Program at Harvard Business School and the Operations Management Program at Kellogg School of Management.

Charles W. Dickinson, age 58, has served as President of the Metal Components Division since December 2006. Mr. Dickinson served as Executive Vice President, Sales of the Metal Components Division and President of the ABC Division from October 2000 until December 2006. Mr. Dickinson served as Vice President, Sales of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Dickinson served as Vice President of Sales of MBCI for over ten years. Mr. Dickinson has over 27 years of experience in the metal building and components industry. Mr. Dickinson studied Business Administration at Louisiana State University and William Carey College.

Bradley D. Robeson, age 47, has served as President of the Engineered Building Systems Division since March 2008 and as President of the Robertson-Ceco Division since November 2009. Mr. Robeson served as President of the Metal Coil Coating Division from February 2006 until March 2008 and as the Vice President of Operations of the Metal Coaters Division from October 2005 until February 2006. From February 2001 until October 2005, Mr. Robeson served as Vice President and General Manager of Metal Prep, a Metal Coaters Division entity. From March 1996 until February 2001, Mr. Robeson served as Plant Manager for the NCILP Buildings Division. Prior to March 1996, Mr. Robeson served in various managerial positions with component companies ultimately acquired by NCI. Mr. Robeson has over 19 years industry experience. Mr. Robeson studied Business Administration at Linfield College and completed the Advanced Management Program at the Harvard Business School.

John L. Kuzdal, age 44, has served as President of the Metal Coil Coating Division since March 2008. He has served as Vice President of Operations for the Metal Coil Coating Division from December 2006 until March 2008. From June 2002 to December 2006, he served as Vice President and General Manager of Metal Coaters of California Division. Mr. Kuzdal has been with the Metal Coaters Division since 1998 and has worked in the metal coil industry since 1986. Mr. Kuzdal earned his B.S. in Metallurgical Engineering from the University of Michigan.

Todd R. Moore, age 50, has served as our Executive Vice President and General Counsel since December 2007 and as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999 and as our Corporate Secretary since March 2005. Before joining NCI in January 1999, Mr. Moore was employed by Gardere Wynne Sewell LLP, a Dallas law firm, for over nine years, during the last two years of which he was a partner. Mr. Moore has a B.A. in Political Science from Southern Methodist University and a J.D. from the University of Tulsa College of Law. He is licensed to practice law in the State of Texas.

Eric J. Brown, age 52, has served as our Executive Vice President and Chief Information Officer since December 2007 and Vice President and Chief Information Officer since June 2004. Before joining NCI, Mr. Brown was Chief Information Officer of the Punahou School in Honolulu, Hawaii from 2002 until he joined NCI. From 2000 to 2002, Mr. Brown was Chief Information Officer of Petrocosm Corporation. From 1992 to 2000, Mr. Brown was a Director at KPMG Consulting LLC. Mr. Brown has a B.B.A. from the University of Hawaii.

Mark T. Golladay, age 47, has served as our Vice President of Strategic Management, Mergers and Acquisitions since December 2007 and as our Vice President of Corporate Purchasing since March 2006. Before joining NCI, Mr. Golladay was employed by Butler Manufacturing Company, a company that produces metal building systems and architectural products for the non-residential construction market, where he served as Finance Director for Butler Europe from 1999 to 2002, Director of Business Development from 2002 to 2003, Finance Director for Butler De Mexico from 2003 to 2004, and Managing Director for Butler De Mexico from 2004 to 2006. Mr. Golladay has a B.S. in Accounting and Business Administration from the University of Kansas.

Richard Allen, age 34, has served as our Vice President of Finance and Corporate Controller since December 2008. Mr. Allen previously served as our Corporate Controller since January 2008 and as our Director of Corporate Accounting Services since April 2007. Before joining NCI, Mr. Allen was employed by Deloitte & Touche LLP, where he served as an Audit Senior Manager from 2004 to 2007 and Audit Manager from 2002 to 2004. Mr. Allen has a B.A. in Accounting from Stephen F. Austin State University and a M.B.A. from the University of Houston.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis provides information regarding NCI’s compensation programs for our Named Executive Officers for Fiscal 2009 and certain compensation actions taken in Fiscal 2010. Because the members of our Compensation Committee were all appointed on or after the consummation of the Equity Investment, the decisions made for Fiscal 2009 were not decisions made by our current Compensation Committee. Matters acted upon with regard to the new equity awards described below reflect our analysis and decisions of our current Compensation Committee. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — After the Equity Investment.”

During Fiscal 2009 and in the first quarter of Fiscal 2010, the Compensation Committee examined NCI’s compensation programs and employment agreements in light of the declining financial condition of NCI, the consummation of the Equity Investment and NCI’s continuing restructuring efforts and made a number of changes. With the exception of the new employment agreements for Messrs Dobbins and Dickinson, all of these changes became effective on or after the consummation of the Equity Investment. In addition, many of these changes were required to be made pursuant to the Investment Agreement. The Compensation Committee evaluated these changes and determined that they were necessary to (1) facilitate the restructuring efforts of NCI, and (2) in the case of Mr. Chambers, NCI’s Chief Executive Officer, encourage Mr. Chambers to remain with NCI past his normal retirement age. The principal changes required by the Investment Agreement were the following:

•	NCI entered into amendment agreements with each of its Named Executive Officers, effective as of October 20, 2009, which modify the “good reason” definition in each executive’s employment agreement. See “Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table.”

•	NCI’s amendment agreement with Mr. Chambers also provides that he will be entitled to cash severance equal to the greater of (1) two times his base salary, and (2) his base salary through April 30, 2014 upon a termination of his employment without “cause” or resignation for “good reason.” Prior to the amendment, Mr. Chambers was entitled to receive severance equal to his base salary through April 30, 2014 upon a termination under certain circumstances. See “Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table.”

•	NCI’s amendment agreements with Messrs. Chambers, Dobbins and Dickinson also waive their rights to accelerated vesting of certain restricted shares in connection with the transactions contemplated by the Investment Agreement. The restricted shares will continue to vest in accordance with their terms, or if earlier, upon a termination of the executive’s employment without “cause” or resignation for “good reason.” The waivers apply to 64,516 restricted shares held by Mr. Chambers and 25,000 restricted shares held by each of Mr. Dobbins and Dickinson. See “Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table.”

•	NCI also amended its Deferred Compensation Plan and related rabbi trust to provide that the transactions contemplated by the Investment Agreement would not trigger NCI’s obligation to fully fund the rabbi trust or appoint an independent third-party administrator. See “Compensation Discussion & Analysis-Deferred Compensation Plan.”

In addition, independent of these changes, in an effort to adapt our compensation structure to a challenging economic environment and to retain and motivate management, the Compensation Committee made the following principal changes to its compensation arrangements:

•	The Compensation Committee approved new employment agreements with each of Messrs. Dobbins and Dickinson. The agreements are substantially the same as the employment agreements entered into with each of NCI’s other executive officers in 2007 (other than Mr. Chambers) and provide for payments to each executive if he is terminated without “cause” or resigns for “good reason” within 24 months following a “change of control” of NCI. See “Compensation Discussion & Analysis-Other Compensation, Termination and Change of Control Agreements.”

•	The Compensation Committee approved new equity grants for Fiscal 2010 for its named executive officers. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — After the Equity Investment.”

•	The Compensation Committee added an employer stock fund as an investment option under its Deferred Compensation Plan. See “Compensation Discussion & Analysis — Deferred Compensation Plan.”

Objectives of NCI’s Compensation Program

The objectives of our executive compensation programs have been established by the Compensation Committee. NCI believes that the quality, skill and dedication of its executive officers are critical factors affecting the long-term success of NCI. Our key compensation goals are to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our shareholders.

In designing its compensation programs, NCI uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to NCI’s long-range, strategic business goals. The Compensation Committee believes the financial condition of NCI, the decreased stock price and the current restructuring efforts, including the consummation of the Equity Investment, are challenges to retention that both long-and short-term incentives can address. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further NCI’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of shareholders. The combination of performance components and vesting over time help to ensure that the value received by executives depends on the strong performance of NCI over time.

Elements of Executive Compensation

The principal elements of compensation provided to executives historically have consisted of a base salary supplemented with the opportunity to earn a bonus under NCI’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation in the form of stock options and restricted stock under NCI’s 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”). We have also adopted a Deferred Compensation Plan under which executives can elect to defer a portion of their base salary and bonus. In addition, we provide limited perquisites that enhance our ability to be competitive in attracting and retaining talented executive officers and allow executive officers more time to focus on business objectives.

Determination and Administration of Compensation Programs and Amounts

Decisions regarding executive compensation are based primarily on the assessment of the Compensation Committee of each executive’s leadership and operational performance and potential to enhance long-term value to NCI’s shareholders. In addition, certain changes made during Fiscal 2009 were required by the Investors as a condition to the Investment Agreement. In Fiscal 2009, the Compensation Committee determined not to use the services of any compensation consultants. The Compensation Committee relied on its judgment and the judgment of our Chief Executive Officer about each individual in determining the number and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors affecting the Compensation Committee’s judgment include:

•	performance compared to the financial, operational and strategic goals established for NCI and the executive’s reporting unit at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	individual contribution to NCI’s financial results, particularly with respect to key measures such as cash flow, revenue, earnings and return on assets;

•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and

•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.

The Compensation Committee also considered each executive’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, and internal “pay equity” — in other words, the relative differences among the compensation of the executive officers.

Role of Management and Independent Advisors

The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During Fiscal 2009, Mr. Chambers and other senior executives attended some Compensation Committee meetings at its request to advise the committee regarding our performance and to recommend proposed modifications to our compensation and benefits. The Compensation Committee also relied to a certain extent on Mr. Chambers’ evaluations of other executive officers whose day-to-day performance is not as visible to the committee as that of Mr. Chambers.

During the fiscal year ended October 29, 2006, the Compensation Committee retained Pearl Meyer & Partners and Clark Consulting (collectively referred to as the “consultants”) to assist it in its review of our executive compensation program. The consultants conducted a compensation study at the Compensation Committee’s request, and also made recommendations with respect to changes in our compensation programs as well as individual compensation levels for executive officers. The results of this comprehensive study formed the basis of our current compensation policies and practices. See “Compensation Discussion & Analysis — Role of Management and Independent Advisors” in NCI’s proxy statement for the fiscal year ended November 2, 2008. While NCI has not engaged a compensation consultant since the 2006 study, we expect to engage one at periodic intervals in the future to re-evaluate NCI’s compensation practices and policies. The Compensation Committee’s charter provides it sole authority to retain advisors, including compensation consultants.

Change of Control

Certain compensation arrangements of NCI include provisions that relate to a change of control of NCI, which is defined to include among other events, the acquisition by a third party of beneficial ownership of a specified percentage of NCI’s voting control. The consummation of the Equity Investment resulted in a change of control of NCI on October 20, 2009 for purposes of the agreements and plans described below, which entitled our executive officers to the accelerated payments and benefits described below.

Vesting of Equity Compensation.  All outstanding and unvested stock options to acquire shares of our Common Stock vested in full as of October 20, 2009 and, except with respect to the 2004 Long-Term Restricted Stock Awards granted to Messrs. Chambers, Dobbins and Dickinson (See “Compensation Discussion & Analysis-Introduction”), all restricted shares of our stock vested in full as of October 20, 2009. The number of unvested stock options that vested (each, with an exercise price of $44.00 per share) held by each of Messrs. Dobbins, Dickinson, Fisher and Robeson (who are our only Named Executive Officers with unvested options) were 341, 341, 341 and 228, respectively. The number of unvested shares of restricted Common Stock held by each of Messrs. Chambers, Johnson, Dobbins, Dickinson, Fischer and Robeson that vested and became free of restrictions was 51,423, 26,125, 25,404, 23,988, 23,988 and 23,709, respectively. The number of unvested shares of restricted Common Stock includes grants to these individuals in December, 2008 and October, 2009. See “Compensation Discussion & Analysis-Long Term Incentive Compensation — Prior to the Equity Investment.”

Vesting of Deferred Compensation.  Pursuant to the terms of our Deferred Compensation Plan (“DCP”), participants are generally fully vested in amounts credited to their DCP accounts, except for employer matching contributions. Any unvested matching contributions in a participant’s DCP account became vested upon consummation of the Equity Investment on October 20, 2009. Messrs. Chambers and Johnson became vested in $24,056 and $18,752, respectively, of matching contributions. Effective March 2, 2009, NCI notified participants it was indefinitely suspending the matching contributions due to declining economic conditions. The DCP also permits participants to elect to have their account balances paid out upon a change of control. Messrs. Dobbins, Dickinson and Robeson are the only Named Executive Officers who had elected to have their account balances paid out upon a change of control and, as such, Messrs. Dobbins, Dickinson and Robeson received a payout of their account balance under the DCP in the amount of $437,029, $196,491 and $268,638, respectively, in connection with the consummation of the Equity Investment.

Base Salary

The Compensation Committee annually reviews base salaries and makes adjustments, in light of the executive’s responsibilities, experience and performance levels relative to other executives as well as the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall Company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary.

For Fiscal 2009, the Compensation Committee determined that no Named Executive Officer should receive an adjustment in base salary with the exception of Mr. Robeson who was appointed President of NCI’s Robertson-Ceco Buildings Division, effective on November 17, 2009. Upon his promotion, Mr. Robeson’s base salary increased from $275,000 to $290,500. For Fiscal 2010, the Compensation Committee has determined for the time being to hold executives’ base compensation level at the Fiscal 2009 level, with the exception of increases reflecting promotions or other extraordinary circumstances.

Annual Bonus

Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses are granted to executives to reward their contributions to our business during the year, and helps to emphasize that contributions in any year have an impact on future years. Our Bonus Program is tied to the specific performance metrics of return on operating assets (“ROA”) and increase in earnings per share (“EPS Growth”) for NCI, which builds cooperation and allows all business units comparable visibility into the achievement of those goals. We believe that the Bonus Program allows us to provide base salaries to our management group near the median of comparable rates paid by other companies in exchange for above median bonuses when warranted by our performance. We also believe that EPS Growth as an additional bonus criterion for top management provides incentives to maximize stockholder value and growth, while ROA provides incentives to aggressively manage assets in relation to income and expenses. The calculations of ROA and EPS Growth generally exclude non-cash, non-recurring expenses. The Bonus Program provides that ROA is calculated by dividing (a) earnings before interest and taxes (“EBIT”) plus deferred financing costs and other approved non-recurring expenses by (b) assets, excluding cash, deferred taxes and goodwill. We believe that the Bonus Program’s calculation of ROA rewards employees and management for the underlying operational performance of NCI, without regard to accounting requirements over which most employees have no control.

During Fiscal 2009, executive-level participants were eligible for annual cash bonuses equal to a percentage of their respective base salaries, contingent upon our achievement of a minimum ROA or a minimum EPS Growth for the fiscal year. Under the Bonus Program, senior executives receive a bonus percentage of salary that is 1.5 times the percentage of salary for executives, while the CEO receives a bonus percentage of salary that is 2.0 times the percentage of salary for executives. This reflects our belief that, as an executive becomes more senior, an increasing percentage of his or her total compensation should be tied to NCI’s performance. Under the Bonus Program as in effect for Fiscal 2009, no bonuses would be paid unless either (i) ROA was at least 15% or (ii) EPS Growth was at least 10%. The percentage of base salary payable as a bonus increased proportionately with increases in the ROA and EPS Growth achieved.

There is no cap on the amount of an individual bonus. However, total bonuses for all employees, including non-management employees, may not exceed 15% of NCI’s adjusted pre-tax profit, calculated in accordance with the Bonus Program, before accrual for bonuses and before stock compensation expense under the Incentive Plan. The Bonus Plan provides for a minimum bonus pool for non-management employees, to be paid if NCI’s adjusted pre-tax profit is equal to or greater than a specified amount.

The following table illustrates the effects of varying levels of ROA and EPS Growth for executives:

		Percentage of	Percentage of	Percentage of
		Salary for	Salary for Senior	Salary for Mr.
EPS Growth	ROA	Executives	Executives	Chambers

0%	10%	0.0%	0.0%	0.0%
0%	15%	15.0%	22.5%	30.0%
5%	15%	20.0%	30.0%	40.0%
10%	0%	0.0%	0.0%	0.0%
10%	5%	5.0%	7.5%	10.0%
10%	15%	25.0%	37.5%	50.0%
20%	25%	55.0%	82.5%	110.0%

For Fiscal 2009, NCI did not achieve ROA of 15%, or EPS Growth of 10%, thus we paid no bonuses.

Long-Term Incentive Compensation

Prior to the Equity Investment.  Our long-term incentive compensation is provided under the Incentive Plan, a shareholder-approved equity-based compensation plan that allows NCI to grant a variety of awards, including stock options, restricted stock, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards.

We believe that equity awards must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in NCI. The value of the equity awards granted to executives is based on Company results and individual performance assessments. We believe that annual grants at a competitive level, along with significant vesting requirements, are effective rewards for long-term commitment. In addition, annual grants of equity reinforce ownership levels and alignment with shareholder interests.

Four-year Vesting Grants.  Historically, NCI’s practice has been to make annual awards of restricted stock vesting over four years to executives and other senior management personnel. The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation. However, the alternative of using options is retained under the Incentive Plan.

Each December, the Compensation Committee determined, based on the recommendations of the CEO for all executives other than himself, a target restricted stock award value for each executive. We believe that a portion of each senior executive’s total restricted stock award should be based on NCI’s performance. Accordingly, a portion of each senior executive’s target restricted stock award was a fixed amount and the remaining portion was contingent upon performance, as measured by the average rate of growth in NCI’s earnings per share over the trailing three fiscal years ended prior to the award date. We believed that the multi-year approach was appropriate in light of the cyclical nature of the building industry. However, in light of the fact that the hurdles in NCI’s Bonus Program were sufficiently high such that there have been in the past and are expected to be in the future years where no bonuses have been or will be paid, we believed that it was important to provide at least a minimum long-term incentive award each year.

For Fiscal 2009, target restricted stock awards for each of Messrs. Chambers, Dobbins and Johnson were 50% fixed and 50% contingent, and for all other senior executives, restricted stock awards were 60% fixed and 40% contingent. The contingent portion of restricted stock awards may be adjusted to a maximum of 150% or decreased to zero, depending on the average growth rate in NCI’s earnings per share over the most recent three fiscal years. For Fiscal 2009, a minimum “floor” average earnings per share growth for the preceding three-year period of 5% was required to receive any of the contingent portion of the target award. If 5% growth were achieved, the executive would receive 15% of the contingent portion of the target award. The target payout of 100% of the contingent portion would be awarded if 35% earnings per share growth were achieved, and a maximum of 150% of the contingent portion of the target award would be made if 50% earnings per share growth were achieved, with incremental adjustments for intermediate results.

On the grant date, the number of shares awarded was equal to the dollar value approved in advance by the Compensation Committee (after adjustment with regard to the variable portion) divided by the closing price of our stock on the day before the grant date. Restricted stock awards vested in four equal annual installments beginning on the first anniversary of the grant date, and total awards were subject to an annual share limitation equal to 7% of the adjusted pre-tax profit (calculated as provided for under the amended Bonus Program) for the preceding fiscal year.

In Fiscal 2009, in determining the target value of equity-based awards, we considered the 2006 compensation study, the number of shares available for distribution under the program and the overall dilutive effect of the equity-based grants. We also considered the market overhang and burn rate resulting from equity compensation levels as compared to peers. See “Compensation Discussion & Analysis-Role of Management and Independent Advisors” in NCI’s proxy statement for the fiscal year ended November 2, 2008. In determining whether to make equity-based awards in Fiscal 2009 to executives, we also considered other factors, including an executive’s total compensation and then current ownership stake in NCI, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of an award would encourage the executive to remain with NCI and the value of the executive’s service to NCI. Taking into account those factors, in December 2008 the Compensation Committee approved equity-based awards for Fiscal 2009 with a target value of $800,000 for Mr. Chambers and within a range from $175,000 to $200,000 for other named executives. Based on three-year growth in earnings per share of 21%, the variable portion of all awards would have been made at a payout level of 53.3%. However, because the number of shares of Common Stock remaining available for grant under our Incentive Plan was insufficient to cover the full payout level indicated by the target grants and growth in earnings per share, the Compensation Committee approved the grant of the maximum allowable number of shares available under the Incentive Plan, which was equal to 75% of the awards that otherwise would have been made in December 2008. NCI originally intended to grant the remaining 25% of the awards that would have otherwise been made in December 2008, in June 2009, provided that shareholder approval was obtained. Although shareholder approval was obtained at the March 12, 2009 shareholder meeting, as a result of the restructuring efforts and the Equity Investment, the remaining 25% of the Fiscal 2009 annual grant was not made to the named executive officers until October 15, 2009, with the exception of Mr. Chambers’ remaining 25%. Mr. Chambers waived his right to receive this portion of his award. In connection with the consummation of the Equity Investment, all outstanding and unvested stock options vested in full and, except for the 2004 Long-Term Restricted Stock Awards granted to Messrs. Chambers, Dobbins and Dickinson, all restricted shares vested in full. See “Compensation Discussion & Analysis-Change of Control.”

After the Equity Investment.  On the consummation of the Equity Investment, with the exception of certain shares of restricted stock held by Messrs. Chambers, Dobbins and Dickinson, all of the equity compensation held by the named executives officers vested. See “Compensation Discussion & Analysis-Change of Control and Long-Term Incentive Compensation — Prior to Equity Investment.” While some of the named executives continue to hold vested stock options, the exercise price of these options is significantly greater than the current share price, and, accordingly, the Compensation Committee does not believe these options provide a meaningful long term incentive to the named executives. As such, the named executive officers held no meaningful exposure to our Common Stock following the consummation of the Equity Investment. For this reason, in November 2009, the Compensation Committee determined that new equity awards were necessary to again align the executives’ interests with those of our shareholders, while at the same time providing an incentive for the executives’ commitment to NCI’s long term strategic goals. On December 11, 2009, the Compensation Committee approved the following equity grants to the named executive officers for Fiscal 2010:

•	The right to receive an annual targeted restricted stock award on the same terms and conditions as the annual targeted restricted stock awards granted prior to the Equity Investment. See “Long-Term Incentive Compensation-Prior to the Equity Investment.” The target value of Mr. Chambers’ Fiscal 2010 annual award is $800,000 and the target value for the other named executives is either $175,000 or $200,000.

•	The right to receive a special one-time restricted stock award of 761,421, 583,756, 507,614, 380,711 and 380,711 shares to Messrs. Chambers, Johnson, Dobbins, Dickinson and Robeson, respectively.

•	The grant of a special one-time non-qualified stock option award to purchase 3,045,685, 1,751,269, 1,269,036, 761,421 and 761,421 shares, at an exercise price of $1.77, to Messrs. Chambers, Johnson, Dobbins, Dickinson and Robeson, respectively.

The awards of the equity grants are conditioned on obtaining shareholder approval of the Amended Incentive Plan. If shareholder approval is not obtained, no restricted stock grants will be made and the option awards will be forfeited. The Investors, who hold a majority of our outstanding voting power, have expressed their intention to vote in favor of the Amended Incentive Plan.

In determining the value of the 2010 equity-based awards, we considered the overall dilutive effect of the awards, the executives’ total compensation, the percentage of base salary the award represents, and the incentive it would provide for future performance, including whether the award would encourage the executive to remain with NCI.

Each of the 2010 awards will vest in four equal annual installments, commencing on the first anniversary of the date the awards were approved by the Compensation Committee. However, the special restricted stock award and the special non-qualified stock option grant will include additional provisions prohibiting the grantees under such awards from selling, transferring, pledging, encumbering or otherwise disposing of such awards, to the extent determined appropriate by the Compensation Committee in consultation with the Chief Executive Officer. The specific terms of these awards will be set forth in the individual award agreements evidencing the grants. See “New Plan Benefits Table” for more information on these awards.

Deferred Compensation Plan

We believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives. Therefore, we have adopted the DCP that allows our officers and key employees to defer up to 80% of their annual salaries and up to 90% of their bonuses, and allows NCI’s directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. Amounts deferred are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of an employer stock fund as an investment option.

The DCP also permits us to make contributions on behalf of our executives affected by compensation limits under the federal tax laws governing NCI’s 401(k) plan. Prior to December 31, 2008, NCI would match between 4% and 6% of compensation in excess of those limits, depending on NCI’s performance (“Restoration Match”). Certain Restoration Match payments were made in Fiscal 2009 based on accruals in fiscal 2008. On March 6, 2009, NCI notified participants that it was indefinitely suspending the Restoration Match. In addition, the plan allows discretionary matching contributions to provide a supplemental retirement benefit to executives. For Fiscal 2009, we determined to make discretionary matching contributions provided that NCI achieved ROA for Fiscal 2009 of 25%, as calculated under the Bonus Program. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the plan, up to a maximum of 12.5%. Discretionary contributions were made during Fiscal 2009 for amounts accrued based on performance during fiscal and calendar 2008. Because our ROA calculated under the Bonus Program was less than 25%, no discretionary contribution was made for Fiscal 2009. For Fiscal 2010, we have determined to make discretionary contributions if ROA as calculated under the Bonus Program is 25%. Executives generally become vested in the Restoration Match in a manner consistent with NCI’s match in the NCI 401(k) plan, which generally vests ratably over a five-year period. Discretionary matching contributions vest ratably over a three-year period. However, effective on October 20, 2009 on consummation of the Equity Investment, all matching contributions then allocated to a participant’s account under the DCP became 100% vested. See “Compensation Discussion & Analysis — Change of Control.”

Executives who have received the 2004 Long-Term Restricted Stock Awards will not receive discretionary matching contributions under the DCP until the value of the contributions that would otherwise have been made, with attributed earnings, exceed the value of the restricted stock grants as determined by the Compensation Committee.

We have also established a rabbi trust (to provide for NCI’s obligations under the DCP) and have formed an administrative committee to manage the DCP and its assets.

Pursuant to the Investment Agreement, effective on October 20, 2009, the DCP was amended to eliminate the right to appoint a third-party administrator of the DCP after October 20, 2009. Similarly, the rabbi trust that is the source of funding for obligations under the DCP was amended so that certain administrative protections that would have gone into effect following a change of control did not apply as a result of the Equity Investment. In addition, as a result of the amendment, the requirement to fully fund the rabbi trust upon a change of control did not apply as a result of the Equity Investment.

Other Compensation

Termination and Change of Control Agreements

Mr. Chambers has an agreement with NCI which provides that if he is terminated without cause or resigns for good reason, he will continue to receive payments due for the remaining term of the agreement. Effective on October 20, 2009, Mr. Chambers’ severance entitlement was amended to be the greater of (i) two times his then current base salary and (ii) his base salary as then in effect through April 30, 2014. Further, Mr. Chambers’ agreement provides that if he is terminated without cause or resigns for good reason within two years after a change in control, then he will be entitled to, within seven days of such termination, a lump-sum payment equal to the present value of his severance entitlements. Further, the terms of his 2004 Long Term Restricted Stock Award were also amended to provide that his restricted shares would not vest upon a change in control. The restricted shares will continue vest upon retirement at or after age 65 or if earlier, upon a termination without cause or for good reason. See “Executive Compensation — Employment Agreements — Chambers Employment Agreement” for more information regarding the circumstances under which those payments would be made.

In fiscal 2007, we also approved entering into employment agreements with each executive officer who did not already have a change of control benefit by virtue of a long-term restricted stock award or other agreement that provided benefits upon a change of control. We believe that these change of control benefits provide our executives an incentive to act in the shareholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our change of control benefits are necessary to attract and retain certain executives. For a description of the terms of these employment agreements, see “Executive Compensation — Employment Agreements.”

On March 12, 2009, the Compensation Committee approved entering into employment agreements with each of Messrs. Dobbins and Dickinson. The agreements which are substantially the same as the employment agreements entered into with the executive officers in fiscal 2007, provide for payments to each executive if he is terminated without cause or resigns for good reason within 24 months after a change of control of NCI. At the time the 2007 agreements were entered into, the Compensation Committee believed the 2004 Long-Term Restricted Stock Awards would be sufficient compensation in the event of a change of control. However, given the decline in NCI’s share price in Fiscal 2009, the value of these awards was significantly reduced. Accordingly, the Compensation Committee determined it was important to provide Messrs. Dobbins and Dickinson with a benefit similar to the other executive officers and to eliminate any potential distractions and uncertainties associated with possible transactions NCI might undertake by providing them with payments upon certain termination events following a change of control. See “Executive Compensation-Employment Agreements.”

Effective as of October 26, 2009, Mr. Fischer resigned his position as President of the Robertson-Ceco Buildings Division. Mr. Fischer experienced a qualifying termination and, upon his execution and non-revocation of a release of claims against NCI, he received his severance amount of $597,755. See “Executive Compensation-Employment Agreements.”

Perquisites and Personal Benefits

The Company offers only de minimis perquisites or personal benefits.

Gross-Ups

NCI does not provide for any tax assistance or “gross-ups” for its executives.

CEO Compensation

The Compensation Committee is directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and DCP. We believe that NCI in recent years has experienced challenges caused by depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving NCI to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of shareholder value increase. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Mr. Chambers’ compensation has been and will be determined by the Compensation Committee in accordance with the principles described above. Information on Mr. Chambers’ compensation for Fiscal 2009 is set forth in the compensation tables. Although Mr. Chambers’ compensation was increased for fiscal 2008 when he became the chairman of the board, as noted above, Mr. Chambers did not receive an increase in compensation for Fiscal 2009.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We have taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to NCI’s executive officers. NCI generally will be entitled to deduct compensation relating to cash incentives, option awards under the Amended Incentive Plan, matching under our deferred compensation plan and other performance-based awards. We have also awarded compensation that might not be fully tax deductible if we determined that grants were nonetheless in the best interests of NCI and its shareholders. While NCI seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.

We will continue to review NCI’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of NCI’s business goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

KATHLEEN J. AFFELDT
(Chair)
JOHN J. HOLLAND
NATHAN K. SLEEPER

GARY L. FORBES*

*	Mr. Forbes is not currently a member of the Compensation Committee. Mr. Forbes was a member of the Compensation Committee from November 3, 2008 to October 20, 2009 and participated in decisions of the Compensation Committee made while he was a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation paid for Fiscal 2009 to NCI’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers plus one additional individual (Mr. Fischer) for whom disclosure would have been required but for the fact he was not an executive officer on November 1, 2009 (collectively, the “Named Executive Officers”).

					Non-Equity
			Stock		Incentive Plan	All Other
		Salary	Awards	Option Awards	Compensation	Compensation	Total
Name & Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)

Norman C. Chambers,	2009	750,000	1,437,226	-0-	-0-	78,949	2,266,175
Chairman of the Board,	2008	742,308	698,077	459,250	984,010	86,901	2,970,546
President and Chief	2007	687,705	766,943	923,173	354,834	54,727	2,787,381
Executive Officer

Mark E. Johnson,	2009	332,000	420,193	-0-	-0-	24,072	776,265
Executive Vice President,	2008	294,231	123,167	-0-	326,691	34,965	779,054
Chief Financial Officer and	2007	229,231	89,596	-0-	87,441	17,095	423,363
Treasurer

Mark W. Dobbins,	2009	315,000	417,892	14,057	-0-	23,512	770,461
Executive Vice President and	2008	303,019	124,989	32,175	309,963	31,725	801,871
Chief Operating Officer	2007	276,923	90,481	49,836	106,450	21,828	545,518

Charles W. Dickinson,	2009	290,500	432,260	14,057	-0-	21,557	758,374
President of Metal	2008	288,885	150,971	32,175	285,855	29,102	786,988
Components Division	2007	277,692	116,463	49,836	106,450	19,817	570,258

Bradley D. Robeson	2009	275,000	345,816	7,085	-0-	20,728	648,629
President of Robertson-Ceco
Division and Engineered
Building Systems Division(e)

Keith E. Fischer,	2009	290,500	361,739	14,057	-0-	619,536	1,285,832
former President of	2008	288,885	80,450	32,175	285,855	28,921	716,286
Robertson-Ceco Division(f)	2007	280,000	45,942	49,836	106,450	21,194	503,422

(a)	Amounts in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year, as determined under FASB ASC Topic 718 Compensation — Stock Compensation (“ASC 718”). See Note 21, “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in NCI’s Annual Report on Form 10-K for the year ended November 1, 2009, for a discussion of the relevant assumptions used in this determination. Shares generally vest in four equal annual installments, beginning on the first anniversary of the grant date, or in full when the executive retires from his employment, unless vesting is accelerated by the occurrence of certain limited events. Except for the 2004 Long-Term Restricted Stock Awards described in the following sentence, all of the restricted shares vested on the consummation of the Equity Investment on October 20, 2009. See “Compensation Discussion & Analysis — Change of Control.” Messrs. Chambers, Dobbins and Dickinson’s 2004 Long-Term Restricted Stock Awards will vest in full on retirement at or after age 65, or if earlier, upon a termination without “cause” or for “good reason,” as defined in the agreements governing such grants. See “Compensation Discussion & Analysis-Change of Control and Long-Term Incentive Compensation.”

(b)	No option awards were granted in Fiscal 2009. The amounts included in the “Option Awards” column represent the compensation cost we recognized in Fiscal 2009 related to option awards in prior years, as described in ASC 718. All of the options expensed in this column vested on the consummation of the Equity Investment on October 20, 2009. “Compensation Discussion & Analysis-Change of Control.”

(c)	No bonuses were paid under our Bonus Program for Fiscal 2009. See “Compensation Discussion & Analysis — Annual Bonus.”

(d)	For Fiscal 2009, All Other Compensation includes:

Other	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
Compensation	Chambers	Johnson	Dobbins	Dickinson	Robeson	Fischer

NCI 401(k) matching contribution	2,300	3,101	3,486	3,679	4,236	3,903
NCI deferred compensation plan contribution	76,649	20,971	20,026	17,878	16,492	17,878

NCI 401(k) matching and deferred compensation plan contributions paid in Fiscal 2009 were accrued for a combination of calendar and fiscal 2008. The fourth quarter NCI 401(k) match is a combination of the matching contribution for the fourth quarter of 2008 Plan year (calculated as a percentage of the participant’s contributions for that quarter) and a contribution based on ROA for the Company’s financial results in fiscal 2008. The Company’s deferred compensation plan contribution, paid in Fiscal 2009, was calculated and accrued from fiscal 2008 performance. All Other Compensation also includes severance payments made to Mr. Fischer in the amount of $597,755. Mr. Fischer resigned from NCI, effective October 26, 2009. Pursuant to the terms of his employment agreement, Mr. Fischer executed a release of claims against NCI on November 6, 2009 and received his severance payments on November 23, 2009. See “Compensation Discussion & Analysis-Employment Agreements.”

(e)	Mr. Robeson was appointed President of NCI’s Robertson-Ceco Division, effective November 17, 2009. Mr. Robeson was not a Named Executive Officer for the fiscal year ended November 2, 2008.

(f)	Mr. Fischer resigned from NCI effective October 26, 2009.

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of awards to each of the Named Executive Officers under the Bonus Plan and the Incentive Plan during Fiscal 2009:

										Grant
									All Other	Date
									Stock	Fair Value
			Estimated Possible Payouts Under						Awards:	of Stock
			Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under			Number	and
		Grant	(a)			Equity Incentive Plan Awards(b)			of Shares of	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Awards
Name	Date	Date	($)	($)	($)	($)	($)	($)	($) (c)	($) (d)

Mr. Chambers	12/15/2008	12/6/2008	225,000	750,000	N/A	60,000	400,000	600,000	400,000	460,000
Mr. Johnson	12/15/2008	12/6/2008	74,700	249,000	N/A	15,000	100,000	150,000	100,000	153,327
Mr. Dobbins	12/15/2008	12/6/2008	70,875	236,250	N/A	15,000	100,000	150,000	100,000	153,327
Mr. Dickinson	12/15/2008	12/6/2008	65,363	217,875	N/A	10,500	70,000	105,000	105,000	142,333
Mr. Robeson	12/15/2008	12/6/2008	61,875	206,250	N/A	10,500	70,000	105,000	105,000	142,333
Mr. Fischer	12/15/2008	12/6/2008	65,363	217,875	N/A	10,500	70,000	105,000	105,000	142,333

(a)	Represents threshold and target amounts payable under NCI’s Bonus Program which is earned during Fiscal 2009. There is no maximum payout under the Bonus Program. There were no actual payouts with respect to Fiscal 2009 under NCI’s Bonus Program. See “Compensation Discussion & Analysis — Annual Bonus.”

(b)	Represents the threshold, target and maximum value of each executive’s variable portion of their restricted stock award opportunity, as established in advance by the Compensation Committee. The actual number of shares awarded equals the dollar value of the award divided by the closing sale price of NCI’s Common Stock on the date of grant, or if the date of grant is not a trading day, on the last trading day prior to the date of grant. This award vested on the consummation of the Equity Investment and is reflected in the Actual Payments Made on the Change of Control Table. Each recipient of a restricted stock award is required to pay NCI an amount equal to the aggregate par value ($0.01 per share) of the award at the date of grant.

(c)	Represents the fixed portion of their restricted stock award opportunity which also vested on the consummation of the Equity Investment and is reflected in the Actual Payments Made on the Change of Control Table.

(d)	Except as noted below with respect to Mr. Chambers, the amounts in this column represent the grant date fair value of 100% of the awards approved on December 6, 2008. However, because the number of shares of Common Stock remaining available for grant under the Incentive Plan was insufficient to cover the full payout, 75% of the award was granted on December 15, 2008 (the maximum allowable number of shares available under the Incentive Plan as of such date). The remaining 25% of this award was granted on October 15, 2009. Mr. Chambers waived his right to receive the remaining 25% of his October 15, 2009 grant of restricted stock.. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Prior to the Equity Investment.”

Narrative to the Summary Compensation Table and Grants of Plan Based Awards Table

The consummation of the Equity Investment on October 20, 2009 constituted a change of control, as applicable, for purposes of our Incentive Plan. As such, all outstanding and unvested stock options vested in full on October 20, 2009 and, except for the 2004 Long-Term Restricted Stock Awards granted to Messrs. Chambers, Dobbins and Dickinson, all restricted shares of stock vested in full on October 20, 2009, including the grants made to the Named Executive Officers on December 15, 2008 and October 15, 2009.

In addition to the foregoing, in connection with the Equity Investment, the Investment Agreement required that the Named Executive Officers’ employment agreements be amended, effective as of October 20, 2009. In general, the amendment agreements modify the “good reason” definition in each executive’s employment agreement. In addition, the amendment agreement for Mr. Chambers revises the Chambers’ employment agreement to provide that he will be entitled to cash severance equal to the greater of (1) two times his base salary and (2) his base salary through April 30, 2014, upon a termination of his employment without “cause” or for “good reason.” (Prior to this amendment, Mr. Chambers was entitled to receive his base salary through April 30, 2014 upon a termination under certain circumstances.)

The amendment agreements required each of Messrs. Chambers, Dobbins and Dickinson to waive his right to accelerated vesting of 64,516, 25,000 and 25,000 restricted shares, respectively, as a result of the Equity Investment. These restricted shares will continue to vest in accordance with their terms or, if earlier, upon a termination of the executive’s employment without “cause” or resignation for “good reason.”

Effective as of October 26, 2009, Mr. Fischer resigned his position as President of the Robertson-Ceco Division. Mr. Fischer experienced a qualifying termination under his employment agreement and, upon his execution and non-revocation of a release of claims against NCI, Mr. Fischer received his severance entitlement pursuant to his employment agreement of $597,755.

Outstanding Equity Awards at Fiscal Year-End

Except for the 2004 Long-Term Restricted Stock Awards held by Messrs. Chambers, Dobbins and Dickinson, all outstanding equity vested in connection with the consummation of the Equity Investment. The following table sets forth information concerning unexercised stock options and unvested restricted stock held by each of our Named Executive Officers as of November 1, 2009:

	Option Awards			Stock Awards
	Number of
	Securities				Number of	Market Value of
	Underlying				Shares or Units	Shares or Units
	Unexercised	Option	Option		of Stock That	of Stock That
	Options (#)	Exercise	Expiration	Grant	Have Not Vested	Have Not Vested
Name	Exercisable	Price ($)	Date	Date	(#) (a)	($) (b)

Mr. Chambers	1,500	18.30	5/29/13	4/26/2004	64,516	125,806
	150,000	31.00	4/26/14
Mr. Johnson	-0-	N/A	N/A	N/A	-0-	-0-
Mr. Dobbins	4,000	16.50	1/20/10	8/26/2004	25,000	48,750
	2,222	18.00	12/15/10
	2,614	15.30	6/15/11
	5,281	15.15	12/15/11
	2,286	17.50	6/15/12
	2,907	20.64	12/15/12
	3,311	18.12	6/15/13
	2,455	24.44	12/15/13
	1,988	30.18	6/15/14
	1,639	36.62	12/15/14
	1,808	33.19	6/15/15
	1,364	44.00	12/15/15
Mr. Dickinson	858	17.50	6/15/12	8/26/2004	25,000	48,750
	727	20.64	12/15/12
	1,656	18.12	6/15/13
	1,842	24.44	12/15/13
	1,988	30.18	6/15/14
	1,639	36.62	12/15/14
	1,808	33.19	6/15/15
	1,364	44.00	12/15/15
Mr. Robeson	243	20.64	12/15/12	N/A	-0-	-0-
	276	18.12	6/15/13
	409	24.44	12/15/13
	332	30.18	6/15/14
	410	36.62	12/15/14
	453	33.19	6/16/15
	909	44.00	12/15/15
Mr. Fischer(c)	10,000	21.20	11/27/09	N/A	-0-	-0-
	3,429	17.50	11/27/09
	2,907	20.64	11/27/09
	3,311	18.12	11/27/09
	2,455	24.44	11/27/09
	1,988	30.18	11/27/09
	1,639	36.62	11/27/09
	1,808	33.19	11/27/09
	1,364	44.00	11/27/09

(a)	Represents the special 2004 Long-Term Restricted Stock Awards. These awards vest upon retirement at or after age 65 or if earlier, upon a termination without “cause” or resignation for “good reason.” See

“Compensation Discussion & Analysis — Long-Term Incentive Compensation-Prior to the Equity Investment.”

(b)	This column represents the closing price of our Common Stock on October 30, 2009, the last business day of Fiscal 2009, of $1.96 multiplied by the number of shares of restricted stock less the par value of the shares ($0.01 per share) paid by the grantee.

(c)	All of Mr. Fischer’s options expired thirty (30) days after his resignation from employment with the Company, in accordance with the terms of the Incentive Plan.

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of restricted stock of each of our Named Executive Officers during Fiscal 2009 (no options were exercised during Fiscal 2009):

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)(a)

Mr. Chambers	60,135	253,611
Mr. Johnson	29,197	108,463
Mr. Dobbins	27,615	96,388
Mr. Dickinson	26,199	92,848
Mr. Robeson	25,781	90,083
Mr. Fischer	26,199	92,848

(a)	This column represents the market price on the vesting date multiplied by the number of shares of restricted stock, less the par value of shares ($0.01 per share) paid by the grantee.

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation benefits of each of our Named Executive Officers during Fiscal 2009:

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	in Last FY	in Last FY	Gains in Last	Withdrawals/	Balance at Last
Name	($) (a)	($) (b)	FY ($)	Distributions (c) ($)	FY (d) ($)

Mr. Chambers	241,802	-0-	146,623	-0-	771,847
Mr. Johnson	71,723	-0-	33,725	-0-	182,553
Mr. Dobbins	194,357	-0-	99,269	437,029	-0-
Mr. Dickinson	70,648	-0-	42,380	196,491	-0-
Mr. Robeson	135,652	-0-	58,014	268,638	-0-
Mr. Fischer	186,502	-0-	34,919	-0-	334,459

(a)	Executive contributions in Fiscal 2009 are included in such executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(b)	Registrant contributions in Fiscal 2009 are included in all other compensation in the Summary Compensation Table.

(c)	Messrs. Dobbins, Dickinson and Robeson elected to receive a distribution of their account balances upon a change of control. A change in control occurred on the consummation of the Equity Investment on October 20, 2009. These distributions are reflected in the Aggregate Withdrawals/Distributions column. See “Compensation Discussion & Analysis — Change of Control.”

(d)	Of the totals in the Aggregate Balance at Last FY column, the following amounts were reported as compensation in the “Summary Compensation Table” of our proxy statements in previous years:

Mr. Chambers, $383,422, Mr. Johnson, $77,105, Mr. Dobbins, $143,403, Mr. Dickinson, $83,463, Mr. Robeson, $74,972 and Mr. Fischer, $113,038.

See “Compensation Discussion & Analysis — Deferred Compensation Plan” for a description of our Deferred Compensation Plan.

Employment Agreements

Chambers Employment Agreement.  On April 12, 2004 we entered into a ten-year employment agreement with Mr. Chambers. The agreement provided for Mr. Chambers to receive: (i) a base salary of not less than $400,000 per year; (ii) an annual bonus calculated pursuant to the terms of our existing bonus program, with Mr. Chambers being considered a “Level I” participant for purposes thereof; (iii) a lump sum payment of $250,000 payable upon commencement of Mr. Chambers’ employment in consideration for sums he would have been entitled to but forfeited upon his termination of his employment with his prior employer; (iv) a grant under the Incentive Plan of 200,000 nonqualified options to purchase our Common Stock at an exercise price of $31.00 per share, subject to the terms and conditions set forth in a separate Nonqualified Stock Option Agreement; (v) the right to receive semi-annual grants of additional options to purchase our Common Stock as a “Level SE1” participant under the Incentive Plan in the discretion of the compensation committee of our board of directors; (vi) a grant of 50,000 shares of our Common Stock under the Incentive Plan pursuant to the terms of a separate Restricted Stock Agreement; (vii) a special long-term restricted stock award of a number of shares of our Common Stock having an aggregate fair market value of approximately $2 million, subject to the terms of a separate Restricted Stock Agreement; (viii) health insurance and other benefits available to other members of senior management as well as a car allowance plus reimbursement for automobile insurance and mileage incurred which is related to business use; and (ix) four weeks paid vacation per year.

The employment agreement also provides for certain payments to be made upon the termination of Mr. Chambers’ employment. If Mr. Chambers is terminated for cause or resigns without good reason (each as defined under the employment agreement), then he will be entitled to receive only salary and benefits earned by him or accrued for his account through the date of his termination. Prior to the consummation of the Equity Investment, if Mr. Chambers was terminated without cause or resigned for good reason, he would have continued to receive his base salary through April 30, 2014. In connection with the Equity Investment, the Investment Agreement required that Mr. Chambers’ employment agreement be amended to modify the definition of “good reason;” and to provide that, upon his termination without cause or for good reason, Mr. Chambers will be entitled to cash severance equal to the greater (i) two times his base salary and (ii) his base salary through April 30, 2014. See “Compensation Discussion & Analysis-Other Compensation — Termination and Change of Control Agreements.”

Mr. Chambers is subject to certain confidentiality obligations during and after his employment with us. In addition, Mr. Chambers is subject to certain noncompetition and nonsolicitation provisions for a period equal to three years following the later of (i) the date of his termination of employment with us, and (ii) the end of the period during which Mr. Chambers is entitled to receive compensation payments from us under the employment agreement.

Long-Term Restricted Stock Grants.  Several of our executive officers have received special long-term restricted stock awards under the Incentive Plan. The agreements for those awards provide that each such grantee has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. In connection with the Equity Investment, the Investment Agreement required that these agreements be amended to provide that the shares of restricted stock will not vest in connection with the Equity Investment. The shares of restricted stock will continue to vest when the grantee retires from his employment at or after attaining age 65. The shares of restricted stock will vest immediately if the grantee dies or becomes disabled while employed, is terminated without cause or resigns for good reason (each as defined under the agreement). The grantee will forfeit the shares of restricted stock if such grantee’s employment is terminated for any other reason, including voluntary termination or resignation without good reason (as defined under the agreement) or termination of employment with cause. In addition, each grantee must comply with a covenant not to compete for the five years immediately following his receipt of any vested shares under his restricted stock award. If the grantee breaches his covenant not to compete, the grantee must either return the shares granted to him pursuant to the special long-term grant, if he still owns them, or pay NCI the then current market value of the shares if he does not then own them. For more information regarding the special long-term restricted stock grants, see NCI’s proxy statement for the fiscal year ended November 2, 2008, “Compensation Discussion & Analysis Long-Term Incentive Compensation-Long-Term Restricted Stock Grants” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Employment Agreements for Executive Officers.  In fiscal 2007, we also adopted employment agreements for each executive officer who did not already have a change of control benefit by virtue of a long-term restricted stock award or other agreement that provided benefits upon a change of control. On March 12, 2009, we entered into similar employment agreements with Messrs. Dobbins and Dickinson. See “Compensation Discussion & Analysis — Other Compensation — Termination and Change of Control Agreements.” Pursuant to each of these agreements, we must pay each executive officer party to such an agreement, a base salary at the current annualized rate. Each executive officer party to an employment agreement is also entitled to participate in our Bonus Program. Pursuant to these agreements, our executive officers serve in an at-will capacity and we may terminate employment at any time with or without cause. If employment is terminated for any reason other than termination in connection with a change in control, the executive officer will be entitled to receive the portion of such officer’s earned annual base salary through the date of termination and any bonus to which such officer is entitled pursuant to the Bonus Program. Following a change in control or a potential change in control, the executive officer is entitled to receive two times his or her annual base salary and medical and dental coverage for a period of up to 18 months. Each executive officer is further bound by a covenant not to compete with us for the term of his or her employment and, in the event such executive officer receives a change in control payment, for a period of two (2) years following such executive officer’s termination. The Investment Agreement required that these agreements be amended, effective as of October 20, 2009, to modify the definition of “good reason.” See “Compensation Discussion & Analysis-Change of Control.”

Actual Payments Made on the Change of Control

Effective on the consummation of the Equity Investment on October 20, 2009, NCI experienced a change of control for purposes of the Incentive Plan and the DCP. The following table sets forth the actual amounts paid to each Named Executive Officer and the value of any benefits that vested in connection with such change of control.

		Value of		Deferred	Deferred
	No. of	Restricted	No. of Options	Compensation Plan	Compensation
	Restricted	Stock Vested	Vested	Payments	Plan Vesting
Name	Shares Vested	(a) ($)	(b) (#)	(c) ($)	Only (d) ($)

Mr. Chambers	51,423	113,131	-0-	-0-	24,056
Mr. Johnson	26,125	57,475	-0-	-0-	18,752
Mr. Dobbins	25,404	55,889	341	437,029	-0-
Mr. Dickinson	23,988	52,773	341	196,491	-0-
Mr. Robeson	23,709	52,160	228	268,638	-0-
Mr. Fischer	23,988	52,773	341	-0-	-0-

(a)	Represents the numbers of shares of restricted stock that vested on October 20, 2009, multiplied by the price paid per share on October 20, 2009 of $2.21, less the par value of the shares ($0.01 per share) paid by each executive.

(b)	Represents the number of options that vested on October 20, 2009, each with an exercise price of $44.00 per share.

(c)	Messrs. Dobbins, Dickinson and Robeson were the only Named Executive Officers who elected to have their deferred compensation plan account balances paid out on a change of control. See “Compensation Discussion & Analysis — Change of Control.”

(d)	Represents the amount that became vested in the NCI Restoration Matching accounts of these executives on October 20, 2009. See “Compensation Discussion & Analysis — Change of Control.”

Potential Payments upon Termination or Change of Control

The following table estimates the value of the termination payments and benefits that each of our Named Executive Officers (other than Mr. Fischer) would receive if his or her employment terminated or a change of control occurred on October 30, 2009 (the last business day of Fiscal 2009) under the circumstances shown and making the indicated assumptions. With respect to Mr. Fischer, the following table shows the actual amounts paid to him on November 23, 2009, in connection with his termination of employment, effective as of October 26, 2009. The table excludes (i) amounts accrued through Fiscal 2009 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) benefits generally available to all of our salaried employees, (iii) stock options as the strike price was significantly below the stock price on October 30, 2009, and (iv) the actual amounts paid out in connection with the consummation of the Equity Investment. See “Actual Payments Made on the Change of Control.”

				Termination	Termination by
				Without	Executive
		Change of		Cause or by	Without	Retirement
		Control	Termination	Executive for	Good	or Disability	Death
Name	Benefit	(a) ($)	for Cause ($)	Good Reason ($)	Reason ($)	($)	($)

Mr. Chambers	Severance Payment(b)	3,375,000	None	3,375, 000	None	None	None
	Accelerated Stock
	Vesting(c)(d)	125,806	None	125,806	None	125,806	125,806
	Life Insurance(e)	None	None	None	None	None	100,000
Mr. Johnson	Life Insurance(e)	None	None	None	None	None	100,000
	Change of Control
	Employment Agreement(f)	678,463	None	None	None	None	None
Mr. Dobbins	Accelerated Stock
	Vesting(c)(d)	48,750	None	48,750	None	48,750	48,750
	Life Insurance(e)	None	None	None	None	None	100,000
	Change of Control
	Employment Agreement(f)	644,463	None	None	None	None	None
Mr. Dickinson	Accelerated Stock
	Vesting(c)(d)	48,750	None	48,750	None	48,750	48,750
	Life Insurance(e)	None	None	None	None	None	100,000
	Change of Control Employment Agreement(f)	595,463	None	None	None	None	None
Mr. Robeson	Life Insurance(e)	None	None	None	None	None	100,000
	Change of Control
	Employment Agreement(f)	595,463	None	None	None	None	None
Mr. Fischer	Life Insurance(e)	None	None	None	None	None	100,000
	Change of Control
	Employment Agreement(f)	597,755	None	None	None	None	None

(a)	Payable upon termination without cause or for good reason following a change in control.

(b)	Severance payment under Mr. Chambers’ employment agreement. Upon a change of control or upon a termination without cause or resignation for good reason, Mr. Chambers will receive cash severance equal to the greater of (1) two times his base salary and (2) his then-current salary paid annually for the remaining term of the agreement (4.5 years at November 1, 2009). See “Employment Agreements — Chambers Employment Agreement.”

(c)	Based upon the closing price per share of NCI’s Common Stock on the New York Stock Exchange on October 30, 2009 of $1.96, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated on October 30, 2009, less the par value of the shares ($0.01 per share) paid by the executive. The executive officer is required to forfeit shares received as restricted stock if he or she does not comply with certain noncompetition and nonsolicitation requirements.

(d)	Messrs. Chambers, Dobbins and Dickinson have received 2004 Long-Term Restricted Stock Awards that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events, as indicated in the table above. For additional information regarding these special long-term grants, please see NCI’s proxy statement for the fiscal year ended

November 2, 2008, “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Restricted Stock Grants.”

(e)	Under the executive officer’s employment agreement, the executive officer’s designated beneficiaries would have been entitled to the amounts set forth in the table above if the officer had died in fiscal 2008.

(f)	Upon a qualifying termination following a change in control, executive will be entitled to receive two times his annual base salary at the highest annualized rate in effect during the one-year period immediately preceding the date of the change in control event.

Compensation of Directors

Directors of NCI who are employees of NCI do not receive compensation as directors. In addition to the expenses incurred to attend and/or participate in meetings, we pay non-employee directors the following amounts:

Annual Retainer Fee	$35,000
Board Meeting Fee	$3,000
Committee Meeting Fee (in the absence of Board meeting on the same day)	$1,500
Executive Committee Fee (in the absence of Board meeting on the same day)	$750
Chairman of Audit Committee	$15,000
Chairman of Nominating and Corporate Governance Committee	$10,000
Chairman of Compensation Committee	$10,000

In addition, each non-employee director receives grants of restricted stock having an aggregate fair market value of $60,000 under our 2003 Long-Term Stock Incentive Plan on December 15 of each year, provided that the non-employee director has served as a director for at least six months. Upon initial election to the board, new directors receive a grant of 1,500 shares of restricted stock.

Messrs. Berges, Sleeper and Zrebiec have assigned all of the compensation each would receive for his services as a director, including any shares of restricted stock, to CD&R, LLC or its affiliates.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors during Fiscal 2009. Effective as of the closing of the Equity Investment on October 20, 2009, Messrs. Breedlove, Hawk, Edwards, Phipps, Pieper, Sterling and Lukens resigned from the board of directors, Messrs. Forbes and Martinez remained on the board, and Messrs. Berges, Kremer and Sleeper were designated by the Investors as directors. Kathleen Affeldt, John J. Holland and Jonathan L. Zrebiec were appointed to the board on November 10, 2009 and, as such, are not included in the table below.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	(a) ($)	(b) ($)	(c) ($)	($)	($)

James Berges	-0-	0	-0-	-0-	-0-
William D. Breedlove	90,000	142,161	-0-	-0-	232,161
Larry D. Edwards	73,250	95,268	-0-	-0-	168,518
Gary L. Forbes	103,250	149,647	-0-	-0-	252,897
Philip J. Hawk	85,250	148,404	-0-	-0-	233,654
Lawrence J. Kremer	-0-	-0-	-0-	-0-	-0-
Max L. Lukens	86,750	148,404	-0-	-0-	235,154
George Martinez	89,000	142,161	5,854	-0-	237,015
Ed L. Phipps	86,750	95,268	-0-	-0-	182,018
W. Bernard Pieper	89,250	142,161	-0-	-0-	231,411
Nathan K. Sleeper	-0-	-0-	-0-	-0-	-0-
John K. Sterling	79,250	147,884	-0-	-0-	227,134

(a)	Includes annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each director more fully explained in the preceding paragraphs.

(b)	Amounts in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended November 1, 2009, as determined under ASC 718. See Note 21, “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended November 1, 2009, for a discussion of the relevant assumptions used in this determination. Shares generally vest in four equal annual installments, beginning on the first anniversary of the grant date. Vesting is accelerated by the occurrence of certain limited events.

(c)	We did not grant any option awards in Fiscal 2009. The amounts included in the “Option Awards” column represent the compensation cost we recognized in Fiscal 2009, related to option awards in prior years, as described in ASC 718.

The following table provides information concerning the directors who held restricted stock and options that vested on the consummation of the Equity Investment on October 20, 2009.

	Restricted Stock
	Grants Prior to	October 15, 2009
Name	October 2009	Grant	Total	Options

William D. Breedlove	5,409	4,703	10,112	-0-
Larry D. Edwards	4,149	4,703	8,852	-0-
Gary L. Forbes	5,409	4,703	10,112	-0-
Philip J. Hawk	5,394	4,703	10,097	-0-
Max L. Lukens	5,394	4,703	10,097	-0-
George Martinez	5,323	4,703	10,026	142
Ed L. Phipps	4,149	4,703	8,852	-0-
W. Bernard Pieper	5,409	4,703	10,112	-0-
John K. Sterling	5,394	4,703	10,097	-0-

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors is responsible for determining executive compensation. During Fiscal 2009, until October 20, 2009, Mr. Breedlove, Mr. Edwards, Mr. Forbes, Mr. Hawk, Mr. Pieper and Mr. Sterling were the only members of the Compensation Committee. On October 20, 2009, the Compensation Committee was reconstituted and as a result, its members were Mr. Martinez and Mr. Sleeper. None of these Compensation Committee members was at any time during Fiscal 2009, or at any other time, an officer or employee of NCI or any of our subsidiaries. None of these Compensation Committee members serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Effective November 10, 2009, the members of the Compensation Committee were Ms. Affeldt (who is the Chairperson of the Committee), Mr. Sleeper and Mr. Holland.

As a result of Mr. Sleeper’s position as a partner of CD&R, LLC, which is an affiliate of the Investors, he may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment (see “Transactions with Directors, Officers and Affiliates — The Equity Investment” below).

BOARD OF DIRECTORS

Independence and Meetings

Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. together own over 50% of our outstanding voting power, and we are therefore considered a “controlled company,” within the meaning in the NYSE Listed Company Manual. Accordingly, effective as of the closing of the Equity Investment, we took all corporate action and filed all election notices and other documentation with the NYSE necessary to elect to qualify for the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. As long as we qualify for those exemptions, we will not be subject to the requirements that NYSE listed companies have (1) a majority of independent directors, (2) a nominating/corporate governance committee and a compensation committee, in each case, composed entirely of independent directors, and (3) charters for the nominating/corporate governance committee and the compensation committee, in each case, addressing certain specified matters. Pursuant to the Stockholders Agreement, we have agreed to use our reasonable best efforts to elect these exemptions for so long as we qualify for them.

Our board of directors determined, after considering all of the relevant facts and circumstances, that Mr. Forbes, Mr. Holland, Mr. Kremer and Mr. Martinez are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that none of the independent directors had any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. For a description of transactions between us and certain members of our board of directors, please see “Transactions with Directors, Officers and Affiliates — Transactions with Directors and Officers.”

Our board of directors met 23 times during the fiscal year ended November 1, 2009. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the board of directors held during the period in which he was a director and the total number of meetings held by all board committees on which he served during the periods that he served. It is our policy to schedule a meeting of the board of directors on the date of the Annual Meeting, and we encourage all of our directors to attend that meeting. All of our then-current directors attended last year’s Annual Meeting.

Our non-management directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions occur before or after regularly scheduled meetings of our board of directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee. For information on how you can communicate with our non-management directors, please see “Communications With Our Board.”

Board Committees

Our board of directors has five standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Affiliate Transactions Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors, except as provided by the Stockholders Agreement and by the Company’s By-Laws, to the fullest extent permitted by Delaware corporate law. However, the Executive Committee does not have the authority to approve amendments to our Certificate of Incorporation or By-Laws or specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations-Corporate Governance.”

As of the end of Fiscal 2009, the members of the Executive Committee were Mr. Berges, Mr. Chambers, Mr. Forbes, and Mr. Sleeper, with Mr. Berges serving as Chairman. The Executive Committee met five times during the fiscal year ended November 1, 2009.

Audit Committee

The Audit Committee assists our board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices of the Company and the quality and integrity of the Company’s financial reports. The Audit Committee assists the board in monitoring the integrity of our financial statements, the independence, qualifications and performance of our independent auditors; the performance of our internal audit function, our compliance with legal and regulatory requirements, and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors and has the sole authority to appoint, retain, replace or terminate the independent auditor.

As of the end of Fiscal 2009, the members of the Audit Committee were Mr. Forbes, Mr. Kremer, and Mr. Martinez, with Mr. Forbes serving as Chairman. As of November 10, 2009, the members of the Audit Committee became Mr. Forbes, Mr. Holland, and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met five times during the fiscal year ended November 1, 2009.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our board of directors, and whom our board of directors has determined are “independent” under the listing standards of the NYSE and the rules and regulations of the SEC.

Our board of directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Forbes, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of SEC Regulation S-K.

The Audit Committee operates under an Audit Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance.”

Compensation Committee

The Compensation Committee assists our board of directors in fulfilling its responsibilities relating to the compensation practices of the Company. The Compensation Committee discharges the board of directors’ responsibilities relating to compensation of directors, officers and senior managers, oversees, evaluates, and advises the board of directors regarding the Company’s overall compensation policies and structure, including benefit plans and programs, prepares reports on executive compensation required for inclusion in our proxy statements and discusses these reports with our management. The Compensation Committee is permitted to delegate its authority on all matters for which it is responsible to subcommittees consisting of one or more members. The Compensation Committee met four times during the fiscal year ended November 1, 2009.

As of the end of Fiscal 2009, the members of the Compensation Committee were Mr. Sleeper and Mr. Martinez. As of November 10, 2009, the members of the Compensation Committee became Ms. Affeldt, Mr. Holland, and Mr. Sleeper, with Ms. Affeldt serving as Chairperson. The Compensation Committee is composed solely of directors who are not our officers or employees.

The Compensation Committee operates under a Compensation Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible, subject to and in accordance with the Stockholders Agreement, for identifying or assisting in the identification of, and recommending qualified candidates to serve on our board of directors and, subject to and in accordance with the Stockholders Agreement, recommending to our board of directors the director nominees to be elected by our stockholders at each annual or special meeting. In addition, the Nominating and Corporate Governance Committee is responsible for developing, and advising our board of directors with respect to guidelines for the governance of the Company, including monitoring compliance with those guidelines, as well as overseeing succession planning and the evaluation and review of the performance of our board of directors. As of the end of Fiscal 2009, the members of the Nominating and Corporate Governance Committee were Mr. Berges, Mr. Forbes and Mr. Sleeper, with Mr. Berges serving as Chairman. The Nominating and Corporate Governance Committee met four times during the fiscal year ended November 1, 2009.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance.” Our Corporate Governance Guidelines adopted by our board of directors, a copy of which is available at our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance,” include the criteria our board of directors believes are important in the selection of director nominees.

Pursuant to and in accordance with the Stockholders Agreement, for so long as the Investors hold voting power equal in the aggregate to at least 10% of the aggregate voting power held by the Investors immediately following the closing of the Equity Investment, the Investors are entitled to nominate or designate to serve on the board of directors a number of individuals proportionate to the Investors’ percentage of the voting power of the Company at the relevant time (and to nominate or designate the replacements for such directors). At each annual meeting or special meeting of stockholders at which any directors of the Company are to be elected, the Company will take all corporate and other actions necessary to cause the applicable Investors’ nominees or designees to be nominated for election to the board of directors and the Company will solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.

Further, pursuant to and in accordance with the Stockholders Agreement, for so long as stockholders unaffiliated with the Investors own in the aggregate at least 5% of the voting power of the Company, the Company’s board of directors will include (i) at least two directors who will not be appointed or designated by the Investors and will be independent of both the Investors and the Company (the “Unaffiliated Shareholder Directors”) and (ii) the Chief Executive Officer of the Company. One Unaffiliated Shareholder Director will sit on each committee of the board of directors, except for the Affiliate Transactions Committee, whose members include two members who are Unaffiliated Shareholder Directors.

In identifying and evaluating nominees for director other than directors appointed by the Investors pursuant to the Stockholders Agreement, the Nominating and Corporate Governance Committee first looks at the overall size and structure of the board of directors to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our board of directors.

Our board of directors believes that a nominee for director should be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis and should have high personal and professional ethics, strength of character, integrity and values. Directors and nominees for director also should be free and willing to attend regularly scheduled meetings of our board of directors and its committees and otherwise able to contribute a reasonable amount of time to our affairs, with participation on other boards of directors encouraged to provide breadth of experience to our board of directors. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors other than directors appointed by the Investors pursuant to the Stockholders Agreement, including referrals from our current directors and management, as well as input from third-party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the board of directors that a candidate be nominated to our board of directors.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders. Stockholders may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Secretary at our address set forth on page one of this proxy statement in the form and timing provided in our By-Laws. Subject to the requirements of the Stockholders Agreement described above, nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders for seats on the board of directors not required to be filled by the Investors’ designees may also be made at an annual meeting of stockholders in the manner provided in our By-Laws. Our By-Laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board of directors at a meeting of stockholders by complying with required notice procedures. To be timely, nominations must be received at our principal executive offices not less than 90 or more than 110 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 90 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of the annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are owned of record or beneficially by the person on the date of the notice; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies with respect to nominees for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder and any other stockholder known by that stockholder to be supporting the nominee; and

•	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Affiliate Transactions Committee

The Affiliate Transactions Committee is responsible for reviewing, considering and approving certain transactions between the Company and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two shareholder directors unaffiliated with the Investors and with the Company, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates. As of the end of Fiscal 2009, the members of the Affiliate Transactions Committee were Mr. Forbes, Mr. Martinez and Mr. Kremer. As of November 10, 2009, the members of the Affiliate Transactions Committee became Mr. Forbes, Mr. Holland and Mr. Kremer.

The Affiliate Transactions Committee operates under an Affiliate Transactions Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations— Corporate Governance.”

CORPORATE GOVERNANCE

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available at our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee, Affiliate Transactions Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncilp.com under the heading “Investor Relations — Corporate Governance” or by writing to the Investor Relations Administrator, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

Our board of directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions.

The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Business Conduct and Ethics also provides that directors employed by CD&R, Inc. or any other affiliate of the Investors will not be deemed in violation of our Code of Business Conduct and Ethics as a result of any investment by the Investors, insofar as such investment, affiliate transaction and information access is not prohibited under the terms of the Stockholders Agreement and is otherwise in accordance with the Company’s Certificate of Incorporation, By-Laws and the laws of the State of Delaware.

Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncilp.com under the heading “Investor Relations — Corporate Governance.” You may also obtain a copy by writing to Investor Relations Administrator at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be posted on our website at www.ncilp.com within four business days of any such waiver.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors, may write to:

Board of Directors
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, TX 77064

Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board of directors or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of the board of directors, our Chairman of the Board presents a summary of all communications received since the last meeting of the board of directors that were not forwarded and makes those communications available to any director on request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of any equity securities of the Company to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms received by us with respect to Fiscal 2009, or written representations from the reporting persons, none of these reporting persons was late with respect to any required filings except a filing on behalf of Mr. Forbes with respect to his stock grant of December 15, 2008.

LEGAL PROCEEDINGS

To the best of the Company’s knowledge, there is no material proceeding to which any director, director designee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

Transactions with Directors and Officers

With respect to transactions between us and our Named Executive Officers, please see “Executive Compensation — Employment Agreements” and “Compensation Discussion & Analysis — Other Compensation — Termination and Change of Control Agreements.”

In December 2007, Ms. Frances Powell Hawes and Mr. Kenneth W. Maddox, both former executive officers of NCI, purchased $100,000 and $200,000, respectively, principal amount of our Notes from an independent broker. As a result of their purchases of the notes, Ms. Hawes and Mr. Maddox are treated like any other holder of the Notes. While the purchase or sale of our equity securities would not be deemed a related transaction under SEC regulations, the purchase or sale of our debt securities is not afforded the same treatment even though the purchaser of such debt security receives the same benefits on a pro rata basis as all other holders of the debt securities and the holder did not purchase the debt securities directly from us. Both Ms. Hawes and Mr. Maddox sold their Notes on the market prior to the commencement of the Exchange Offer.

The Nominating and Corporate Governance Committee has approved and adopted a statement of policy and procedures with respect to related party transactions. This policy covers the review, approval or ratification of transactions between the Company and “related parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members, beneficial owners of 5% or more of any class of the Company’s securities, and any entity in which any such persons are employed, are principals, partners or hold a similar position or in which they have a beneficial interest of 5% or more). The policy covers transactions in which the Company and any related party are participants in which a related party has a material interest, other than (i) transactions between the Company and affiliates of CD&R, Inc, which are evaluated by the Affiliate Transactions Committee pursuant to the guidelines in the Stockholders Agreement, (ii) transactions involving less than $25,000 when aggregated with all similar transactions and (iii) certain exceptions for the employment of executive officers, director compensation, employees of the related party and transactions in which all shareholders receive proportional benefits. The policy generally requires that any related party transaction be approved by the Nominating and Corporate Governance Committee or its Chairman in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, a related party must make full disclosure of all of the facts and circumstances relating to the transaction to the Chief Financial Officer or General Counsel of the Company, who must assess this information and decide whether it is a related party transaction. If either of the Chief Financial Officer or General Counsel makes this determination, they must submit the transaction to the Nominating and Corporate Governance Committee or to its Chairman. The Nominating and Corporate Governance Committee or its Chairman will approve such transaction only if, in its good faith determination, it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chair thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.

Transactions with Affiliates

The Company’s Certificate of Incorporation requires a vote of holders of at least 80% of our voting stock to approve a merger, sale, lease or exchange of any of our assets having an aggregate fair market value of $5.0 million or more or certain other transactions between the Company and any other person or corporation holding directly or indirectly more than 10% of the Company’s voting stock, unless the merger, sale or other transaction was approved by a majority of the disinterested members of the board of directors or certain price and procedure requirements are met. These provisions cannot be amended unless the amendment is approved by the affirmative vote of at least 80% of the Company’s voting stock. If Proposal 4F is approved by the stockholders of the Company at the Annual Meeting, this requirement will be eliminated.

At a duly held meeting on August 13, 2009, pursuant to and in accordance with Company’s restated Certificate of Incorporation, the disinterested members of the board of directors unanimously and expressly approved the Investment Agreement (as defined above), the terms of the Preferred Stock, the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement and the Transactions including, without limitation, the full exercise of (1) all rights, including the subscription rights set forth in the Stockholders Agreement and (2) all rights, powers and preferences of the Investors and their affiliates as holders of Preferred Stock under the terms of the Preferred Stock and the performance of the Company’s obligations with respect thereto.

The Affiliate Transactions Committee of our board of directors, which is further described in “Board of Directors — Board Committees — Affiliate Transactions Committee,” is responsible for reviewing, considering and approving certain transactions between the Company and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of two shareholder directors unaffiliated with the Investors and with the Company, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates.

The Equity Investment

As a result of their respective positions with CD&R, LLC and its affiliates, one or more of our directors may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity

Investment. Mr. Berges, Mr. Sleeper and Mr. Zrebiec, may be deemed to have an indirect material interest in the following agreements:

•	the Investment Agreement, pursuant to which Clayton, Dubilier & Rice Fund VIII L.P.’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc. on October 20, 2009. For further discussion of the Investment Agreement, see “Change of Control-Investment Agreement and Stockholders Agreement” above;

•	the Stockholders Agreement, which sets forth certain terms and conditions regarding the Equity Investment and the Investors’ ownership of the Preferred Shares, including certain restrictions on the transfer of the Preferred Shares and the shares of Common Stock issuable upon conversion thereof and on certain actions of the Investors and their controlled affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights as well as other obligations and rights. For further discussion of the Stockholders Agreement, see “Change of Control-Investment Agreement and Stockholders Agreement” above;

•	a Registration Rights Agreement (see “Change of Control — Other Agreements” above); and

•	an Indemnification Agreement, (see “Change of Control — Other Agreements” above).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information can be read and copied at:

SEC Public Reference Room
100 F Street NE
Washington, D.C. 20549

Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s home page at http://www.sec.gov .

Copies of any of the above referenced information will also be made available, free of charge by writing or calling us at the following address or telephone number:

NCI Building Systems, Inc.
Investor Relations Department
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed the audited financial statements of NCI for Fiscal 2009 with management. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, discussions relating to those topics set forth in the “Codification of Statements on Auditing Standards, AU§ 380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility,” including but not limited to, the auditor’s responsibility under generally accepted auditing standards, the processes used by our management in formulating accounting estimates, significant adjustments made during the audit, any disagreements with our management and any difficulties encountered by the independent auditors in performing the audit. We also reviewed written disclosures from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board, relating to any and all relationships between it and NCI, and we discussed with Ernst & Young LLP any relationship that might affect the objectivity or independence of Ernst & Young LLP. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.

Based on those discussions and review, we recommended to the board of directors that the audited financial statements for Fiscal 2009 be included in NCI’s 2009 Annual Report to Stockholders. We have appointed Ernst & Young LLP as NCI’s independent auditors for Fiscal 2010, and have submitted the appointment for shareholder ratification.

We also reviewed and discussed the fees paid to NCI’s independent auditors during Fiscal 2009 for audit and non-audit services, which fees and services are described below under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES (Chair)
JOHN J. HOLLAND
GEORGE MARTINEZ

In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Our Independent Registered Public Accounting Firm and Audit Fees

Ernst & Young LLP served as our independent registered public accountants for Fiscal 2009. A representative of Ernst & Young LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.

Audit Fees.  We incurred fees of $2,568,788 during Fiscal 2009 and $2,102,356 during fiscal 2008 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during Fiscal 2009 and fiscal 2008 were pre-approved by the Audit Committee.

Audit-Related Fees.  We did not incur any fees during Fiscal 2009 for other services rendered by Ernst & Young LLP that were reasonably related to its audit and review of our financial statements, including reviews of internal control design and operation and assistance in evaluating the requirements of the Sarbanes-Oxley Act of 2002. We did not incur any fees during fiscal 2008.

Tax Fees.  We incurred fees of $39,604 for Fiscal 2009 and $6,500 during fiscal 2008 for Ernst & Young LLP’s professional services related to transfer pricing, certain Mexican and U.S. tax matters and transaction analysis in connection with the Transactions. All of these services are permitted non-audit services. All of the tax-related services provided to us by Ernst & Young LLP during Fiscal 2009 and fiscal 2008 were pre-approved by the Audit Committee.

All Other Fees.  We incurred fees of $2,160 during Fiscal 2009 and $1,624 during fiscal 2008 for research tool subscriptions rendered by Ernst & Young LLP. All of the research tool subscriptions provided to us by Ernst & Young LLP during Fiscal 2009 and fiscal 2008 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.

The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $25,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Mr. Forbes, and in the event of his unavailability, to another member of the Audit Committee.

All of the services performed by Ernst & Young LLP in Fiscal 2009 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during Fiscal 2009, Ernst & Young LLP did not provide any services prohibited by the Sarbanes-Oxley Act.

ADDITIONAL INFORMATION

Stockholder Proposals for 2010 Annual Meeting

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting, we must have received notice not earlier than November 29, 2009 and not later than December 19, 2009.

Stockholder Proposals for Fiscal Year 2011 Proxy Statement

If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2011, you must submit the proposal in writing to our Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than October [ • ], 2010 (the 120th day prior to January [ • ], 2010, the anniversary of the date on which this year’s proxy was mailed to you). That proposal must comply with Section 8 of Article II of our By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.

Advance Notice Required for Stockholder Nominations and Proposals

Our By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2011 if it is received not less than 90 nor more than 110 days prior to the date of the 2011 Annual Meeting of Stockholders. Our By-Laws require our board of directors or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that we later file with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended November 1, 2009 filed with the Securities and Exchange Commission on December 22, 2009, copies of which are being delivered to you with this Proxy Statement.

10943 North Sam Houston Parkway West
Houston, TX 77064
(281) 897-7788

MISCELLANEOUS

Our board of directors knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of any class of our equity securities is based upon information contained in reports filed by that owner with the SEC.

By Order of the Board of Directors

Todd R. Moore
Executive Vice President, General Counsel
and Secretary

Houston, Texas
January [ • ], 2010

ANNEX A

NCI BUILDING SYSTEMS, INC.
2003 LONG-TERM STOCK INCENTIVE PLAN
(As Amended and Restated [ • ])

1. PURPOSE.  The purposes of the Plan are to attract and retain for the Company and its Subsidiaries the best available personnel, to provide additional incentives to Employees, Directors and Consultants, to increase their interest in the Company’s welfare, and to promote the success of the business of the Company and its Subsidiaries.

2. INCENTIVE AWARDS AVAILABLE UNDER THE PLAN.  Awards granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock Awards; (d) Stock Appreciation Rights; (e) Cash Awards; (f) Performance Share Awards; (g) Phantom Stock Awards and (h) Restricted Stock Unit Awards.

3. SHARES SUBJECT TO PLAN.  Subject to adjustment pursuant to Section 12(a) hereof, the total number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 32,000,000 (the “Pool Limit”). At all times during the term of the Plan, the Company shall allocate and keep available such number of shares of Common Stock as will be required to satisfy the requirements of outstanding Awards under the Plan. Effective as of February [ • ], 2010 and applicable to all Awards outstanding under the Plan on that date (i.e., whether granted before or after February [ • ], 2010), each share of Common Stock issued pursuant to an Award shall count against the Pool Limit as one (1) full share of Common Stock. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are issued in connection with the exercise or settlement of an Award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of Options or Stock Appreciation Rights exercised. Any shares of Common Stock covered by an Award (or a portion of an Award) that is forfeited or canceled or that expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock which may be issued under the Pool Limit and shall remain available for Awards under the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, (b) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (c) shares of Common Stock repurchased on the open market with the proceeds of the Option exercise price. The shares to be delivered under the Plan shall be made available from authorized but unissued shares of Common Stock or Common Stock held in the treasury of the Company.

4. ELIGIBILITY.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees. The Committee in its sole discretion shall select the recipients of Awards. A Grantee may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Employee, Director or Consultant shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan.

5. LIMITATION ON INDIVIDUAL AWARDS.  Except for Cash Awards described in Section 10(a), no individual shall be granted, in any fiscal year, Awards under the Plan covering or relating to an aggregate of more than 4,500,000 shares of Common Stock. No individual shall receive payment for Cash Awards during any fiscal year aggregating in excess of $5,000,000. The preceding shall be applied in a manner which will permit compensation generated under the Plan, where appropriate, to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

6.	STOCK OPTIONS.

(a) Grant of Options.  An Option is a right to purchase shares of Common Stock during the option period for a specified exercise price. The Committee shall determine whether each Option shall be granted as an Incentive Stock Option or a Non-Qualified Stock Option and the provisions, terms and conditions of each Option including, but not limited to, the vesting schedule, the number of shares of Common Stock subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, repurchase provisions, forfeiture provisions, methods of payment, and all other terms and conditions of the Option.

(b) Limitations on Incentive Stock Options.  The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of Incentive Stock Options granted under any other incentive stock option plan of the Company or a Subsidiary shall not exceed $100,000. If the Fair Market Value of stock with respect to which all Incentive Stock Options described in the preceding sentence held by any one Optionee are exercisable for the first time by such Optionee during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute Incentive Stock Options and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Non-Qualified Stock Options. If the Code or the Treasury regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit than the one described in this Section 6(b), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(c) Acquisitions and Other Transactions.  Notwithstanding the provisions of Section 11(h), in the case of an Option issued or assumed pursuant to Section 11(h), the exercise price and number of shares for the Option shall be determined in accordance with the principles of Section 424(a) of the Code and the Treasury regulations promulgated thereunder.

(d) Payment on Exercise.  Payment for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if elected by the Optionee where permitted by law: (i) if a public market for the Common Stock exists, through a “same day sale” arrangement between the Optionee and a NASD Dealer whereby the Optionee elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (ii) if a public market for the Common Stock exists, through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee elects to exercise the Option and to pledge the shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; or (iii) by surrender for cancellation of Qualifying Shares at the Fair Market Value per share at the time of exercise (provided that such surrender does not result in an accounting charge for the Company). No shares of Common Stock may be issued until full payment of the purchase price therefor has been made.

7.	RESTRICTED STOCK AWARDS.

(a) Restricted Stock Awards.  A Restricted Stock Award is a grant of shares of Common stock for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

(b) Forfeiture Restrictions.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

(c) Rights as Stockholder.  Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Restricted Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in this Plan, or in the Restricted

Stock Agreement, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock except as the Forfeiture Restrictions expire, (ii) the Company or an escrow agent shall retain custody of the shares of Common Stock until the Forfeiture Restrictions expire, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions expire.

(d) Stock Certificate Delivery.  One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions have expired. The Grantee, by his or her acceptance of the Restricted Stock Award, irrevocably grants to the Company a power of attorney to transfer any shares so forfeited to the Company, agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and agrees that such provisions regarding transfers of forfeited shares shall be specifically performable by the Company in a court of equity or law.

(e) Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award. In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(f) Forfeiture of Restricted Stock.  Unless otherwise provided in a Restricted Stock Agreement, on termination of the Grantee’s employment or service prior to lapse of the Forfeiture Restrictions, the shares of Common Stock which are still subject to the Restricted Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company except to repay any purchase price per share paid by the Grantee for the shares forfeited.

(g) Waiver of Forfeiture Restrictions; Committee’s Discretion.  With respect to a Restricted Stock Award that has been granted to a Covered Employee where such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code, the Committee may not waive the Forfeiture Restrictions applicable to such Restricted Stock Award.

8.	STOCK APPRECIATION RIGHTS.

(a) Stock Appreciation Rights.  A Stock Appreciation Right is a right to receive, upon exercise of the right, shares of Common Stock or their cash equivalent in an amount equal to the increase in Fair Market Value of the Common Stock between the grant and exercise dates. As of the grant date of an Award of a Stock Appreciation Right, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in stock or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.

(b) Tandem Rights.  Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement. With respect to Stock Appreciation Rights that are subject to Section 16 of the Exchange Act, the Committee shall retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof) or (ii) to approve an election by a Grantee to receive cash in full or partial settlement of Stock Appreciation Rights.

(c) Limitations on Exercise of Stock Appreciation Rights.  A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

9.	PERFORMANCE SHARE AWARDS, PHANTOM STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS.

(a) Performance Share Awards.  A Performance Share Award is a right to receive shares of Common Stock or their cash equivalent based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee shall determine. Each Performance Share Award may have a maximum value established by the Committee at the time of such Award. The Committee shall establish, with respect to and at the time of each Performance Share Award, a performance period or periods over which the performance applicable to the Performance Share Award of the Grantee shall be measured. The Committee shall determine the effect of termination of employment or service during the performance period on a Grantee’s Performance Share Award, which shall be set forth in the Award Agreement.

(b) Phantom Stock Awards.  Phantom Stock Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of the Common Stock over a specified period of time, which may vest over a period of time as established by the Committee, without payment of any amounts by the Grantee thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Phantom Stock Award may have a maximum value established by the Committee at the time of such Award. The Committee shall establish, at the time of grant of each Phantom Stock Award, a period over which the Award shall vest with respect to the Grantee, and terms and conditions of forfeiture, which shall be set forth in the Award Agreement.

(c) Restricted Stock Unit Awards.  Restricted Stock Unit Awards are Awards denominated in units evidencing the right to receive shares of Common Stock, which may vest over a period of time as established by the Committee, without payment of any amounts by the Grantee thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. The Committee shall establish, at the time of grant of each Restricted Stock Unit Award, a period over which the Award shall vest with respect to the Grantee, and terms and conditions of forfeiture, which shall be set forth in the Award Agreement.

(d) Payment.  Following the end of the performance period of a Performance Share Award or the determined vesting period for a Phantom Stock Award or a Restricted Stock Unit Award, the Grantee shall be entitled to receive payment of an amount, not exceeding the maximum value of the Award, if any, based on (1) the achievement of the performance measures for such performance period for a Performance Share Award or (2) the then vested value of the Phantom Stock Award or the number of shares of Common Stock evidences by the Restricted Stock Unit Award, each as determined by the Committee. If awarded, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the vesting period with respect to Phantom Stock Awards or Restricted Stock Unit Awards, as determined by the Committee.

10.	CASH AWARDS AND PERFORMANCE AWARDS.

(a) Cash Awards.  In addition to granting Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Awards, Phantom Stock Awards and Restricted Stock Unit Awards, the Committee shall, subject to the limitations of the Plan, have authority to grant Cash Awards. Each Cash Award shall be subject to such terms and conditions, restrictions and contingencies as the Committee shall determine. Restrictions and contingencies limiting the right to receive a cash payment pursuant to a Cash Award shall be based upon the achievement of single or multiple Performance Objectives over a performance period established by the Committee. The determinations made by the Committee pursuant to this Section 10(a) shall be specified in the applicable Award Agreement.

(b) Designation as a Performance Award.  The Committee shall have the right to designate any Award of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Awards and Phantom Stock Awards as a Performance Award. All Cash Awards shall be designated as Performance Awards.

(c) Performance Objectives.  The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives over a performance period established by the Committee based upon one or more of the following business criteria that apply to the Grantee, one or more business units, divisions or Subsidiaries of the Company or the applicable sector of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies: revenue; increased revenue; net income measures (including income after capital costs and income before or after taxes); profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); stock price measures (including growth measures and total stockholder return); price per share of Common Stock; market share; earnings per share or adjusted earnings per share (actual or growth in); earnings; earnings before interest, taxes, depreciation, and amortization (EBITDA); earnings before interest and taxes (EBIT); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’

capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); expense measures (including overhead cost and general and administrative expense); changes in working capital; margins; stockholder value; total stockholder return; proceeds from dispositions; total market value; customer satisfaction or growth; employee satisfaction; and corporate values measures (including ethics compliance, environmental and safety). Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee shall have the authority to determine whether the Performance Objectives and other terms and conditions of the Award are satisfied, and the Committee’s determination as to the achievement of Performance Objectives relating to a Performance Award shall be made in writing.

(d) Section 162(m) of the Code.  Notwithstanding the foregoing provisions, if the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the compensation resulting from such Award in accordance with Section 162(m) of the Code, then the Performance Objectives for such particular Performance Award relative to the particular period of service to which the Performance Objectives relate shall be established by the Committee in writing (i) no later than 90 days after the beginning of such period and (ii) prior to the completion of 25% of such period.

(e) Waiver of Performance Objectives.  The Committee shall have no discretion to modify or waive the Performance Objectives or conditions to the grant or vesting of a Performance Award unless such Award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the relevant Award Agreement provides for such discretion.

11.	GENERAL PROVISIONS REGARDING AWARDS.

(a) Form of Award Agreement.  Each Award granted under the Plan shall be evidenced by a written Award Agreement in such form (which need not be the same for each Grantee) as the Committee from time to time approves but which is not inconsistent with the Plan, including any provisions that may be necessary to assure that Awards satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder, and that any Option that is intended to be an Incentive Stock Option will comply with Section 422 of the Code.

(b) Awards Criteria.  In determining the amount and value of Awards to be granted, the Committee may take into account the responsibility level, performance, potential, other Awards and such other considerations with respect to a Grantee as it deems appropriate.

(c) Date of Grant.  The date of grant of an Award will be the date specified by the Committee as the effective date of the grant of an Award on or following the date the Committee determines to grant the Award or, if the Committee does not so specify, will be the date on which the Committee makes the determination to grant such Award.

(d) Stock Price.  The exercise price or other measurement of stock value relative to any Award shall be not less than 100% of the Fair Market Value of the shares of Common Stock for the date of grant of the Award. The exercise price of any Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the shares of Common Stock for the date of grant of the Option.

(e) Period of Award.  Awards shall be exercisable or payable within the time or times or upon the event or events determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in an Award Agreement, Awards other than Restricted Stock Awards or Restricted Stock Unit Awards shall terminate on (and no longer be exercisable or payable after) the earlier of: (i) ten (10) years from the date of grant; (ii) for an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the date of grant of the Option; (iii) the 30th day after the Grantee is no longer serving in any capacity as an Employee, Consultant or Director of the Company for a reason other than death of the Grantee, Disability or retirement at or after the Normal Retirement Age; (iv) one year after death; or (v) one year (with respect to an Incentive Option) or five years (with respect to any other Award) after Disability of the Grantee or after his or her retirement at or after the Normal Retirement Age from any capacity as an Employee, Consultant or Director of the Company.

(f) Acceleration of Vesting or Lapse of Restrictions.  If the Grantee dies or becomes Disabled while serving as an Employee, Consultant or Director of the Company or retires at or after Normal Retirement Age, or if there occurs a Change in Control, then 100% of the benefits dependent upon lapse of time will become vested, all Forfeiture Restrictions and other forfeiture and repurchase provisions will lapse and, subject to meeting any performance or other criteria for such Award, such benefits will be available thereafter for purchase or payment during the Award term.

(g) Transferability.  Awards granted under the Plan, and any interest therein, shall not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable or payable during the lifetime of the Grantee only by the Grantee; provided, that the Grantee may designate persons who or which may exercise or receive his Awards following his death. Notwithstanding the preceding sentence, (i) Awards other than Incentive Stock Options may be transferred to such family members, family member trusts, family limited partnerships and other family member entities as the Committee, in its sole discretion, may approve prior to any such transfer and (ii) Awards granted to non employee directors may be assigned with the consent of the Board. No such transfer will be approved by the Committee if the Common Stock issuable under such transferred Award would not be eligible to be registered on Form S-8 promulgated under the Securities Act.

(h) Acquisitions and Other Transactions.  The Committee may, from time to time, approve the assumption of outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Award under the Plan in replacement of or in substitution for the awards assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such assumption shall be permissible if the holder of the assumed award would have been eligible to be granted an Award hereunder if the other entity had applied the rules of this Plan to such grant.

(i) Payment.  Payment of an Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock for the payment or exercise date. The Committee may permit or require the deferral of payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, dividend equivalents or other forms of investment return; provided, however, that if deferral is permitted, each provision of the Award shall be interpreted to permit the deferral only as allowed in compliance with the requirements of Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable. The Committee intends that any Awards under the Plan satisfy the requirements of Section 409A of the Code to avoid the imposition of excise taxes thereunder.

(j) Notice.  If an Award involves an exercise, it may be exercised only by delivery to the Company of a written exercise notice approved by the Committee, stating the number of shares of Common Stock being exercised, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares upon exercise, together with payment in full of any exercise price for any shares being purchased.

(k) Withholding Taxes.  The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of federal or state income taxes or other taxes with respect to any Award granted under the Plan. Prior to issuance of any shares of Common Stock, the Grantee shall pay or make adequate provision acceptable to the Committee for the satisfaction of the statutory minimum prescribed amount of any federal or state income or other tax withholding obligations of the Company, if applicable. Upon exercise or payment of an Award, the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax withholding obligations.

(l) Limitations on Exercise.  The obligation of the Company to issue any shares of Common Stock or otherwise make payments hereunder shall be subject to the condition that any exercise and the issuance and delivery of such shares and other actions pursuant thereto comply with the Securities Act, all applicable state securities and other laws and the requirements of any stock exchange or national market system upon which the shares of Common Stock may then be listed or quoted, as in effect on the date of exercise. The Company shall be under no obligation to register the shares of Common Stock with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange or national market system, and the Company shall have no liability for any inability or failure to do so.

(m) Privileges of Stock Ownership.  Except as provided in the Plan with respect to Restricted Stock Awards, no Grantee will have any of the rights of a shareholder with respect to any shares of Common Stock subject to an Award until such Award is properly exercised and the purchased or awarded shares are issued and delivered to the Grantee, as evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date of issuance and delivery, except as provided in the Plan.

(n) Breach; Additional Terms.  A breach of the terms and conditions of this Plan or established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including provisions pertaining to the termination of the Grantee’s employment (by retirement, Disability, death or otherwise) prior to expiration of the Forfeiture Restrictions or other vesting provisions. Such additional terms, conditions or restrictions shall also be set forth in an Award Agreement made in connection with the Award.

(o) Prohibition on Repricing of Awards.  Except as provided in Section 12, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

12.	ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a) Capital Adjustments.  The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, the exercise, target or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance under Section 3 shall be adjusted to reflect, as deemed appropriate by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded up to the nearest whole number, as determined by the Committee.

(b) Change in Control.  Unless specifically provided otherwise with respect to Change in Control events in an individual Award or Award Agreement or in a then-effective written employment agreement between the Grantee and the Company or a Subsidiary, if, during the effectiveness of the Plan, a Change in Control occurs, (i) each Award which is at the time outstanding under the Plan shall automatically become fully vested and exercisable or payable, as appropriate, and be released from any repurchase or forfeiture provisions, for all of the shares of Common Stock at the time represented by such Award, (ii) the Forfeiture Restrictions applicable to all outstanding Restricted Stock Awards shall lapse and shares of Common Stock subject to such Restricted Stock Awards shall be released from escrow, if applicable, and delivered to the Grantees of the Awards free of any Forfeiture Restriction, and (iii) all other Awards shall become fully vested and payment thereof shall be accelerated using, if applicable, the then-current Fair Market Value to measure any payment that is based on the value of the Common Stock or using such higher amount as the Committee may determine to be more reflective of the actual value of such stock.

(c) Section 409A Adjustments.  No adjustment or substitution pursuant to this Section 12 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

13. ADMINISTRATION.  This Plan shall be administered by the Committee. The Committee shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations from time to time. The interpretation by the Committee of any of the provisions of this Plan or any Award granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Award or any shares of Common Stock or other payments received pursuant to an Award.

14. EFFECT OF PLAN.  Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights except as may be evidenced by the Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ranking prior to or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Award Agreement or in other related documents shall confer upon any Employee, Director or Consultant any right with respect to such person’s service or interfere or affect in any way with the right of the Company or a Subsidiary to terminate such person’s employment or service at any time, with or without cause.

15. NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS.  Except as specifically provided in a retirement or other benefit plan of the Company or a Subsidiary, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

16. AMENDMENT OR TERMINATION OF PLAN.  The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of agreement or instrument to be executed pursuant to the Plan; provided, however, that if an amendment of the Plan requires shareholder approval to comply with the Code, including Sections 162(m) and 422 of the Code, or other applicable laws and regulations or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not adversely affect Awards previously granted, and such Awards shall otherwise remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing signed by the Grantee and the Company.

17. EFFECTIVE DATE AND TERM OF PLAN.  The Plan as set forth herein shall continue in effect for a term of ten (10) years after the Effective Date unless sooner terminated by action of the Board.

18. GOVERNING LAW.  The Plan shall be construed and interpreted in accordance with the laws of the State of Texas.

19. DEFINITIONS.  As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

(a) “Award” means any right granted under the Plan, whether granted singly or in combination, to a Grantee pursuant to the terms, conditions and limitations that the Committee may establish.

(b) “Award Agreement” means a written agreement, which may be in electronic form, with a Grantee with respect to any Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Award” means an Award granted under Section 10(a) of the Plan.

(e) “Change in Control” of the Company means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities (provided, that, with respect to each Award granted after December 1, 2009, the acquisition of additional voting securities by a person that, prior to such acquisition, is the beneficial owner of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities (a “Controlling Person”) shall not constitute a Change in Control hereunder); (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (iii) the Company is merged or consolidated with another corporation or transfers substantially all of its assets to another corporation and as a result of the merger, consolidation or transfer less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; or (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities (other than such a tender offer made and consummated by a Controlling Person).

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(g) “Committee” means the committee, (or committees), as constituted from time to time, of the Board that is appointed by the Board to administer the Plan; provided, however, that while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, as necessary in each case to satisfy such requirements with respect to Awards granted under the Plan. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are or are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act, and the term “Committee” as used herein shall also be applicable to such committee. The Board may assume any or all of the powers and responsibilities prescribed for the Committee, and to the extent it does so, the term “Committee” as used herein shall also be applicable to the Board.

(h) “Common Stock” means the Common Stock, $0.01 par value per share, of the Company or the common stock that the Company may in the future be authorized to issue in replacement or substitution thereof.

(i) “Company” means NCI Building Systems, Inc., a Delaware corporation.

(j) “Consultant” means any person who is engaged by the Company or any Subsidiary to render consulting or advisory services to the Company or such Subsidiary and who is a “consultant or advisor” within the meaning of Rule 701 promulgated under the Securities Act or Form S-8 promulgated under the Securities Act.

(k) “Covered Employee” means the chief executive officer and the four other most highly compensated officers of the Company for whom total compensation is required to be reported to stockholders under Regulation S-K, as determined for purposes of Section 162(m) of the Code.

(l) “Director” means a member of the Board or the board of directors of a Subsidiary.

(m) “Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. For purposes of determining the time during which an Incentive Stock Option may be exercised under the terms of an Option Agreement, “Disability” means the permanent and total disability of a person within the meaning of section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(n) “Effective Date” means the date on which the Plan, as amended and restated herein, is approved by the Compensation Committee of the Board (subject to the further approval of the stockholders of the Company).

(o) “Employee” means any person who is employed, within the meaning of Section 3401 of the Code, by the Company or a Subsidiary. The term “Employee” shall also include officers of the Company and its Subsidiaries. The provision of compensation by the Company or a Subsidiary to a Director solely with respect to such individual rendering services in the capacity of a Director shall not be sufficient to constitute “employment” by the Company or that Subsidiary.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(q) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, or if no prices are quoted on such date, on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(ii) In the absence of any such established markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

(r) “Grantee” means an Employee, Director or Consultant to whom an Award has been granted under the Plan.

(s) “Incentive Stock Option” means an Option granted to an Employee under the Plan that meets the requirements of Section 422 of the Code.

(t) “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

(u) “Non-Employee Director” means a Director of the Company who either (i) is not an Employee, does not receive compensation (directly or indirectly) from the Company or a Subsidiary in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(v) “Non-Qualified Stock Option” means an Option granted under the Plan that is not intended to be an Incentive Stock Option.

(w) “Normal Retirement Age” means the age established by the Board from time to time as the normal age for retirement of a Director or Employee, as applicable. In the absence of a determination by the Board with respect to any class of Grantee, the Normal Retirement Age shall be deemed to be 65 years of age.

(x) “Option” means an award granted under Section 6 of the Plan.

(y) “Option Agreement” means a written agreement with a Grantee with respect to the Award of an Option.

(z) “Optionee” means an individual to whom an Option has been granted under the Plan.

(aa) “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or a “Subsidiary corporation” (within the meaning of the Treasury regulations promulgated under

Section 162(m) of the Code), is not a former employee of the Company or a “Subsidiary corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or a “Subsidiary corporation” at any time and is not currently receiving (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or a “Subsidiary corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(bb) “Performance Award” means an Award made pursuant to Section 10 of the Plan to a Grantee that is subject to the attainment of one or more Performance Objectives.

(cc) “Performance Objective” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

(dd) “Performance Share Award” means an Award granted under Section 9(a) of the Plan.

(ee) “Phantom Stock Award” means an Award granted under Section 9(b) of the Plan.

(ff) “Plan” means this NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as set forth herein and as it may be amended from time to time.

(gg) “Qualifying Shares” means shares of Common Stock which either (i) have been owned by the Grantee for more than six (6) months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Grantee in the public market.

(hh) “Regulation S-K” means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and any successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

(ii) “Restricted Stock Agreement” means a written agreement with a Grantee with respect to a Restricted Stock Award.

(jj) “Restricted Stock Award” means an Award granted under Section 7 of the Plan.

(kk) “Restricted Stock Unit Award” means an Award granted under Section 9(c) of the Plan.

(ll) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

(mm) “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(nn) “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

(oo) “Stock Appreciation Right” means an Award granted under Section 8 of the Plan.

(pp) “Stock Appreciation Rights Agreement” means a written agreement with a Grantee with respect to an Award of Stock Appreciation Rights.

(qq) “Subsidiary” means (i) for purposes of Awards other than Incentive Stock Options, any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company, and (ii) with respect to an Option that is intended to be an Incentive Stock Option, any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “Subsidiary group” as defined in Section 1504(a) of the Code of which the Company is the common parent, and any other entity that may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to whom Incentive Stock Options may be granted.

(rr) “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) at the time an Option is granted stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries.

PROXY — NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders
February 19, 2010 — 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of voting stock of the Company that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the “Company”), to be held on Friday, February 19, 2010 at 10:00 a.m., local time, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January [ • ], 2010 is hereby acknowledged.

This Proxy is to be voted as specified on the reverse side. If no specification is made, this Proxy is to be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4A, FOR Proposal 4B, FOR Proposal 4C, FOR Proposal 4D, FOR Proposal 4E, FOR Proposal 4F, FOR Proposal 4G, FOR Proposal 5, and IN THE DISCRETION OF THE PROXIES upon such other business as may properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

NCI BUILDING SYSTEMS, INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Proposal 1: Election of directors

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Gary L. Forbes (term will expire in 2013)	☐	☐
02 — George Martinez (term will expire in 2013)	☐	☐
03 — Jonathan L. Zrebiec (term will expire in 2013)	☐	☐

B.	Proposal 2: Approval of 2003 Amended and Restated Long-Term Stock Incentive Plan

The Board of Directors recommends a vote FOR approval of the 2003 Long-Term Stock Incentive Plan, as Amended and Restated.

☐ For          ☐ Against          ☐ Abstain

C.	Proposal 3: Approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the common stock of the Company

The Board of Directors recommends a vote FOR approval of Proposal Number 3.

☐ For          ☐ Against          ☐ Abstain

D.	Proposal 4: Approval of other amendments to the Certificate of Incorporation

1.	The Board of Directors recommends a vote FOR approval of Proposal Number 4A.

☐ For          ☐ Against          ☐ Abstain

2.	The Board of Directors recommends a vote FOR approval of Proposal Number 4B.

☐ For          ☐ Against          ☐ Abstain

3.	The Board of Directors recommends a vote FOR approval of Proposal Number 4C.

☐ For          ☐ Against          ☐ Abstain

4.	The Board of Directors recommends a vote FOR approval of Proposal Number 4D.

☐ For          ☐ Against          ☐ Abstain

5.	The Board of Directors recommends a vote FOR approval of Proposal Number 4E.

☐ For          ☐ Against          ☐ Abstain

6.	The Board of Directors recommends a vote FOR approval of Proposal Number 4F.

☐ For          ☐ Against          ☐ Abstain

7.	The Board of Directors recommends a vote FOR approval of Proposal Number 4G.

☐ For          ☐ Against          ☐ Abstain

D.	Proposal 5: Ratification of auditors

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP for fiscal 2010.

☐ For          ☐ Against          ☐ Abstain

E.	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears above. Joint owners must each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)